UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Trustmark Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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April 3, 2009
Dear Shareholder:
You are cordially invited to attend Trustmark Corporation’s 2009 Annual Meeting of Shareholders. This meeting will be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi, on Tuesday, May 12, 2009, at 10:00 a.m.
At the meeting, common shareholders will elect a board of directors, provide advisory approval of Trustmark’s executive compensation, ratify the selection of KPMG LLP as Trustmark Corporation’s independent auditors for 2009 and transact such other business as may properly come before the meeting. Prior to the meeting, please carefully read the accompanying proxy statement.
Thank you for your support of Trustmark.
Sincerely,
Richard G. Hickson
Chairman and CEO

Trustmark Corporation
248 East Capitol Street
Jackson, MS 39201
     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 12, 2009, at 10:00 a.m.

LOCATION	Trustmark Ballroom
Jackson Convention Complex
105 Pascagoula Street
Jackson, Mississippi 39201

ITEMS OF BUSINESS	(1) To elect a board of twelve directors to hold office for the ensuing year or until their successors are elected and qualified.
(2) To provide advisory approval of Trustmark’s executive compensation.
(3) To ratify the selection of KPMG LLP as Trustmark Corporation’s independent auditors for the fiscal year ending December 31, 2009.
(4) To transact such other business as may properly come before the meeting.

RECORD DATE	Common shareholders of record on March 16, 2009, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION	You are urged to sign and return the enclosed proxy promptly, whether or not you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy at any time before it is voted by written notice to the Secretary of Trustmark Corporation or by delivery to the Secretary of a subsequently dated proxy.

T. Harris Collier III
Secretary to the Board

GENERAL INFORMATION
Solicitation by the Board of Directors
     This proxy statement is being sent on or about April 3, 2009, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2009 Annual Meeting of Shareholders (the Annual Meeting) and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.
Meeting Location, Date and Time
     The Annual Meeting will be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi 39201, on Tuesday, May 12, 2009, at 10:00 a.m. To obtain directions to attend the meeting and vote in person, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).
Shareholders Entitled to Vote
     Common shareholders of record at the close of business on March 16, 2009, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding                      shares of common stock.
Required Vote
     A majority of the shares outstanding and entitled to vote constitutes a quorum. The twelve candidates who receive the highest number of affirmative votes will be elected as directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. For all other proposals, each share is entitled to one vote on each proposal. Any such proposal, including providing advisory approval of Trustmark’s executive compensation and ratification of the selection of KPMG LLP (KPMG) as independent auditors, will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal, if a quorum is present. While abstentions and broker non-votes (shares held by brokerage customers that may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.
     All valid proxies received by Trustmark will be voted in
accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR advisory approval of Trustmark’s executive compensation in Proposal 2, FOR ratification of the selection of KPMG as independent auditors in Proposal 3 and on all other matters in accordance with the recommendations of the Board of Directors of Trustmark.
How to Vote
     Shareholders of record can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting.
     To vote by proxy, either:
(1)	Complete the enclosed proxy card, sign, date and return it in the enclosed postage-paid envelope,
(2)	Vote by telephone (instructions are on the proxy card), or
(3)	Vote by Internet (instructions are on the proxy card).
     If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.
Revocation of Proxies
     Any shareholder may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting or by delivery to the Secretary of a subsequently dated proxy.
     If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.
Voting on Other Matters
     The Board of Directors is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.
Cost of Proxy Solicitation
     Solicitation of proxies will be primarily by mail. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.
CORPORATE GOVERNANCE
     Trustmark’s governance structure enables the Board of Directors (the Board) to effectively and efficiently address key, specific issues such as business growth, human capital and technology, among others. This is accomplished through five Board committees and through the effective utilization of the directors’ combined wisdom, experience and diverse business knowledge.
     Provisions of Trustmark’s governance structure include, among other things, a mandatory retirement age of 68, required notification of changes in professional responsibilities and residence, a directors’ attendance policy, as well as the authority to seek advice or counsel from external advisers on an as-needed basis.
Board Mission
     The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:
•	Providing strategic guidance and oversight,
•	Acting as a resource on strategic issues and in matters of planning and policy-making,
•	Ensuring that management’s operations contribute to Trustmark’s financial soundness,
•	Promoting social responsibility and ethical business conduct,
•	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,
•	Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO), and
•	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.
     The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct for directors, senior financial officers and associates. These materials are available on Trustmark’s website at www.trustmark.com or may be obtained by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.
Meetings of the Board of Directors
     The Board met five times in 2008. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2008.
Director Attendance at the Annual Meeting
     Directors are expected to attend the annual meeting of shareholders, and in 2008, all directors were present, with the exception of Adolphus B. Baker and Daniel A. Grafton.
Director Independence
     The Board has affirmatively determined that the following directors and director nominees are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the Exchange Act)), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 4200(15) of the NASDAQ Marketplace Rules):

Reuben V. Anderson	David H. Hoster II
Adolphus B. Baker	John M. McCullouch
Fred E. Carl, Jr.	Richard H. Puckett
William C. Deviney, Jr.	R. Michael Summerford
C. Gerald Garnett	LeRoy G. Walker, Jr.
Daniel A. Grafton	Kenneth W. Williams
     Reuben V. Anderson, C. Gerald Garnett and William G. Yates, Jr. have decided to retire from the Board and will, therefore, not stand for re-election at the Annual Meeting.
Lead Director
     Trustmark’s Chairman of the Board also serves as CEO. Therefore, under the governance guidelines set forth in Trustmark’s Board Charter, the Chairman of the Executive Committee, Reuben V. Anderson, serves as the Board’s Lead Director. Upon Mr. Anderson’s anticipated retirement from the Board, effective at the Annual Meeting, the Board has determined that, if re-elected, Kenneth W. Williams will serve as Chairman of the Executive Committee and, therefore, as Lead Director. The primary responsibility of the Lead Director is to chair meetings of the non-management directors, and in 2008 the Board held four such independent sessions. The Lead Director also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors or others.
Committees of the Board of Directors
     There are five committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Executive, Human Resources, Nominating and Strategic Planning. Currently, the committees are comprised solely of independent directors, with the exception of the Executive and Strategic Planning Committees, upon which William G. Yates, Jr. will continue to serve until his anticipated retirement. If elected, William G. Yates III, who is not independent, will serve on the Strategic Planning Committee.
Audit and Finance Committee
     Under the terms of its Charter, the Audit and Finance Committee meets at least five times a year and is responsible for, among other things, annual approval of the independent auditors, oversight of audit activities, financial reporting and regulatory compliance, as well as review and approval of Trustmark’s profit plan. The Committee meets with the independent and internal auditors without management present on a regular basis.
     The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.
Executive Committee
     The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria.
Human Resources Committee
     The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly CEO succession planning, corporate social responsibility and the setting of management compensation.
     The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.
Nominating Committee
     The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board qualified candidates for Board and committee membership.
     The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Nominating Committee Charter.
Strategic Planning Committee
     The Strategic Planning Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. The Committee is also responsible for monitoring progress with Trustmark’s long-term strategic and financial objectives.

Committee Membership
     The following table shows the current membership of each committee and the number of meetings held by each committee during 2008.

Director	Audit and Finance	Executive	Human Resources	Nominating	Strategic Planning

Reuben V. Anderson		Chairman	X	X	X
Adolphus B. Baker
William C. Deviney, Jr.
C. Gerald Garnett		X	X	X	X
Daniel A. Grafton		X	Chairman	X	X
Richard G. Hickson		X
David H. Hoster II	X
John M. McCullouch		X		Chairman	X
Richard H. Puckett	X
R. Michael Summerford	Chairman	X	X	X	X
Kenneth W. Williams	X
William G. Yates, Jr.		X			Chairman

2008 Meetings	5	1	7	1	2

Director Compensation for 2008
     The following table provides compensation information for the year ended December 31, 2008, for each non-employee member of the Board.

					Change in
					Pension Value
					and Non-Qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)	($)

J. Kelly Allgood (6)	$11,000	$3,294	$4,032	---	$6,320	---	$24,646
Reuben V. Anderson	$35,250	$5,835	$4,802	---	$48,854	---	$94,741
Adolphus B. Baker	$23,000	$5,835	$6,650	---	$53,354	---	$88,839
William C. Deviney, Jr.	$25,750	$5,835	$6,650	---	$106,713	---	$144,948
C. Gerald Garnett	$34,000	$5,835	$6,740	---	---	---	$46,575
Daniel A. Grafton	$35,500	$5,835	$2,910	---	---	---	$44,245
David H. Hoster II	$23,250	$5,835	---	---	---	---	$29,085
John M. McCullouch	$28,250	$5,835	$6,650	---	---	---	$40,735
Richard H. Puckett	$31,250	$5,835	$6,650	---	$77,579	---	$121,314
R. Michael Summerford	$52,250	$5,835	$6,650	---	---	---	$64,735
Kenneth W. Williams	$23,500	$5,835	$4,032	---	$8,798	---	$42,165
William G. Yates, Jr.	$25,250	$5,835	$4,032	---	---	---	$35,117

(1)	Richard G. Hickson, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus receives no compensation for his service as a director. The compensation received by Mr. Hickson as an associate of Trustmark is shown in the Summary Compensation Table on page 24.
(2)	Includes fees deferred pursuant to the voluntary Trustmark Corporation Non-Qualified Deferred Compensation (NQDC) Plan and/or the Directors’ Deferred Fee Plan. Where applicable, also includes fees paid for attendance at committee meetings of the Trustmark National Bank Board of Directors (the Bank Board).
(3)	The amounts in this column do not reflect compensation actually received by the director during 2008. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock awards pursuant to Trustmark’s stock and incentive compensation plans and include amounts from awards granted prior to 2008. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2008, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009. The grant date fair value of the performance-based restricted shares and potential excess shares granted to each non-employee director in 2008, computed in accordance with FAS 123(R), was $6,190 per director, with the exception of Mr. Allgood, who retired from the Board on May 13, 2008, and, therefore, did not receive an award. The grant date fair value of the time-based restricted stock granted to each non-employee director in 2008, in accordance with FAS 123(R), was $2,247 per director, with the exception of Mr. Allgood, who retired from the Board on May 13, 2008, and, therefore, did not receive an award. At December 31, 2008, each non-employee director had 467 shares of performance-based restricted stock outstanding, with the exception of Mr. Allgood, who had 250 shares outstanding. These awards will vest only if the related performance measures are achieved. If vesting of the related performance measures exceeds 100%, each non-employee director will also receive up to an additional 467 excess shares of time-based restricted stock, with the exception of Mr. Allgood, who will receive up to 250 excess shares. At December 31, 2008, each non-employee director had 107 shares of time-based restricted stock outstanding, with the exception of Mr. Allgood, who had no time-based restricted stock outstanding.
(4)	The amounts in this column do not reflect compensation actually received by the director during 2008. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for option awards pursuant to Trustmark’s stock and incentive compensation plans, and relate to amounts from awards granted prior to 2008. No option awards were granted to directors during 2008. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2008, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009. At December 31, 2008, the directors had the following options outstanding from grants under Trustmark’s stock and incentive compensation plans: McCullouch, Summerford – 6,000 each, Yates – 11,000, Allgood, Grafton – 2,000 each, all other non-employee directors – 12,000 each, with the exception of Mr. Hoster, who had no options outstanding.
(5)	The amounts in this column reflect the increase in actuarial present value of the director’s accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the director may not currently be entitled to receive as such amounts are not yet vested.
(6)	Mr. Allgood retired from the Board on May 13, 2008.

     Non-employee directors receive an annual retainer of $12,000 plus $1,500 for each Board meeting attended. The Executive Committee Chairman receives an additional annual retainer of $6,000, and all other Executive Committee members receive an additional annual retainer of $3,000. The Audit and Finance Committee Chairman also receives an additional annual retainer of $12,000. All committee chairmen and committee members receive $1,250 and $1,000, respectively, for each committee meeting attended. In addition, directors who serve either as chairman or member of a committee of the Bank Board receive $1,000 or $750, respectively, for each committee meeting attended. For meetings wherein the director attends via teleconference, the director receives one-half of the meeting fee. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings. The CEO receives no compensation for Board or committee service.

     Trustmark provides non-employee directors who became directors prior to 2003 the opportunity to participate in the Directors’ Deferred Fee Plan. Under the plan, eligible directors may defer $12,000 of fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit is determined based upon the participant’s annual contribution amount, the length of Board service (with accrual and vesting occurring pro-rata assuming Board service to the director’s normal retirement date (March 1 following age 65)) and the age of the director at date of entry into the plan. The plan requires retirement benefits to commence at normal retirement. Thus, should a director continue service beyond age 65, retirement benefits would begin prior to cessation of service. Currently, two directors are over age 65 and are receiving annual benefits of $94,214 and $28,359. Depending on a number of factors, the projected annual benefit at retirement is payable for the longer of life or twenty-five years and ranges from $61,000 to $133,000 for current directors electing to participate in the plan who are not yet receiving benefits. The vested annual benefit as of December 31, 2008, payable at the director’s normal retirement date to current directors electing to participate in the plan ranges from $36,000 to $60,000. If a participating director dies prior to retirement, his beneficiary will receive a scheduled death benefit for ten years. If the plan is terminated, or a director’s Board service is terminated, within three years after a change in control of Trustmark (as defined in the plan), affected directors will be credited with up to an additional five years of Board service for purposes of determining retirement benefits at the director’s normal retirement date. Trustmark has purchased life insurance contracts on participating directors to fund the benefits to be paid under this plan.
     Non-employee directors are eligible to receive equity compensation awards under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan. In the event of a change in control, the vesting of stock options is accelerated, and directors are entitled to a time-weighted portion of any unvested restricted stock, based on actual performance to date. Prior to 2007, Trustmark granted stock options to its non-employee directors. In 2007, Trustmark ceased granting stock options and commenced granting performance-based restricted stock to its non-employee directors on terms substantially similar to those granted to executive management. When implementing a similar change with respect to restricted stock grants for executive management, Trustmark began granting non-employee directors a restricted stock award consisting of one-third of a time-based restricted stock grant and two-thirds of a performance-based restricted stock grant, on terms substantially similar to those granted to executive management beginning in 2008. On April 22, 2008, each non-employee director received an award of 217 performance-based restricted shares and 107 time-based restricted shares. For the performance-based restricted shares, the performance period ends December 31, 2010, and if vesting of the related performance measures exceeds 100%, each non-employee director will also receive up to an additional 217 excess shares of time-based restricted stock, which vests after 36 months if the director is still serving at the time. The time-based restricted shares granted in 2008 vest on December 31, 2010, if the director is still serving at the time. Mr. Allgood retired from the Board on May 13, 2008, and, therefore, did not receive stock awards in 2008. On January 27, 2009, each non-employee director received an award of 397 time-based restricted shares, which vest on January 27, 2012, if the director is still serving at the time.
     In addition to the Directors’ Deferred Fee Plan described above, non-employee directors may defer all or a part of their annual retainer and meeting fees (excluding any contribution to the Directors’ Deferred Fee Plan) pursuant to Trustmark’s NQDC Plan. The compensation deferred is credited to a liability account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.
Communications with Directors
     Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com.
     Communications will be referred to the Chairman of the Executive Committee, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.
     Pursuant to Trustmark’s Whistleblower Policy, complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to the Trustmark Hotline at 1-888-208-8900. Complaints will be investigated by Trustmark’s General Counsel and reported to the Audit and Finance Committee.
Nomination of Directors
     Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors. Nominations other than those made by or on behalf of the existing management of Trustmark shall be made in writing and shall be delivered or mailed to Trustmark’s Chairman of the Board not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the Chairman of the Board no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder.
     Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.
     Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2010 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2009. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.
     When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others. With regard to the proposed nominees for 2009, all nominees have previously served on the Board, with the exception of Fred E. Carl, Jr., LeRoy G. Walker, Jr. and William G. Yates III, who were recommended for consideration by management.
Director Qualifications
     The Board believes that in order to appropriately carry out their roles, directors must demonstrate a variety of personal traits, leadership qualities and competencies. In considering nominees submitted by the Board or management, the Nominating Committee will use these traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. Each director is required to own in his own right common or preferred stock of Trustmark having an aggregate par, fair market or equity value of not less than $1,000 as of the most recent of (i) the date of purchase, (ii) the date the person became a director or (iii) the date of the director’s most recent election to the Board. Upon attaining the age of 68, a director is required to retire from the Board effective upon completion of his or her then current term of office.
Personal Traits
     Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

•	Personal and Professional Integrity
•	Accountability
•	Informed Business Judgment
•	Mature Confidence
•	High Performance Standards
•	Initiative and Responsiveness
•	Business Credibility

Leadership Qualities
     When seeking individuals to fill leadership roles, the following skill sets are required:

•	Communication Skills
•	Crisis Management Skills
•	Facilitation Skills
•	Relationship Building/Networking

Individual Competencies
     There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees
	Audit and		Human		Strategic
Individual Director Competencies	Finance	Executive	Resources	Nominating	Planning

1. Financial Acumen

Accounting & finance knowledge	✓	✓		✓	✓

Financial statement analysis	✓

Knowledge of capital markets	✓				✓

Financial planning	✓

Ability to communicate financial concepts in lay terms	✓				✓

2. Organizational Effectiveness

Talent management			✓

Understanding of compensation issues			✓

Ability to discern candidate qualifications			✓

3. Strategic Direction

Vision		✓		✓	✓

Strategic perspective		✓		✓	✓

Technology knowledge	✓

Industry knowledge	✓	✓		✓	✓

PROPOSAL 1: ELECTION OF DIRECTORS
     The Board has fixed the number of directors for the coming year at twelve. The nominees listed herein have been proposed by the Board for election at the meeting. Retiring director William G. Yates, Jr. is the father of director-nominee William G. Yates III.
     Shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of twelve nominees. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees.
      Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for the nominee(s) will be voted for such other person(s) as the Board shall nominate. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The persons who will be elected to the Board will be the twelve nominees receiving the highest number of votes.
     The Board recommends that shareholders vote “for” the proposed nominees.

THE NOMINEES
Name and Age at Record Date

Adolphus B. Baker	52
Position, Principal Occupation During Past 5 Years and Directorships
•	President and COO, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs)
•	Director of Trustmark since 2007
•	Other Directorships: Trustmark National Bank, Cal-Maine Foods, Inc.

Fred E. Carl, Jr.	61
•	President and CEO, Viking Range Corporation (Manufacturer of Major Appliances and Related Culinary Products)
•	Nominated for Director of Trustmark in 2009
•	Other Directorships: Trustmark National Bank

William C. Deviney, Jr.	63
•	CEO, Deviney Construction Company, Inc. (Telecommunications Construction)
•	Director of Trustmark since 1995
•	Other Directorships: Trustmark National Bank

Daniel A. Grafton	62
•	Retired President, L-3 Vertex Aerospace (Provider of Aviation and Aerospace Services)
•	Director of Trustmark since 2007
•	Trustmark Corporation Committees: Executive Human Resources (Chairman) Nominating Strategic Planning
•	Other Directorships: Trustmark National Bank

Name and Age at Record Date

Richard G. Hickson	64
Position, Principal Occupation During Past 5 Years and Directorships
•	Chairman, President and CEO, Trustmark Corporation; Chairman and CEO, Trustmark National Bank
•	Director of Trustmark since 1997
•	Trustmark Corporation Committees: Executive
•	Other Directorships: Trustmark National Bank

David H. Hoster II	63
•	President and CEO, EastGroup Properties, Inc. (Real Estate Investment Trust)
•	Director of Trustmark since 2008
•	Trustmark Corporation Committees: Audit and Finance
•	Other Directorships: Trustmark National Bank, EastGroup Properties, Inc.

John M. McCullouch	61
•	Retired President, AT&T Mississippi
•	Director of Trustmark since 2005
•	Trustmark Corporation Committees: Executive Nominating (Chairman) Strategic Planning
•	Other Directorships: Trustmark National Bank

Richard H. Puckett	54
•	President and CEO, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment)
•	Director of Trustmark since 1995
•	Trustmark Corporation Committees: Audit and Finance
•	Other Directorships: Trustmark National Bank

Name and Age at Record Date

R. Michael Summerford	60
Position, Principal Occupation During Past 5 Years and Directorships
•	Former President and COO, ChemFirst, Inc. (Manufacturer of Electronic and Specialty Chemicals)
•	Director of Trustmark since 2005
•	Trustmark Corporation Committees: Audit and Finance (Chairman) Executive Human Resources Nominating Strategic Planning
•	Other Directorships: Trustmark National Bank

LeRoy G. Walker, Jr.	59
•	President, LTM Enterprises, Inc. (McDonald’s Franchisee)
•	Nominated for Director of Trustmark in 2009
•	Other Directorships: Trustmark National Bank

Kenneth W. Williams	67
•	President, Corinth Coca-Cola Bottling Works; President, Refreshments, Inc., and Refreshments of Tennessee, Inc.; Secretary/Treasurer, Weaver Consolidated Group, Inc. (Soft Drink Bottler)
•	Director of Trustmark since 1998
•	Trustmark Corporation Committees: Audit and Finance
•	Other Directorships: Trustmark National Bank

William G. Yates III	36
•	President and CEO, W.G. Yates & Sons Construction Company (Construction)
•	Nominated for Director of Trustmark in 2009
•	Other Directorships: Trustmark National Bank

STOCK
Securities Ownership by Certain Beneficial Owners and Management
     The following table reflects the number of Trustmark common shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the named executive officers (NEOs) within the Executive Compensation section and (d) directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%.

	Shares
	Beneficially		Percent of
	Owned		Outstanding
Name	as of 03/01/09 (1)		Shares
Robert M. Hearin Foundation	5,565,374	(2)	9.70%
Robert M. Hearin Support Foundation Post Office Box 16505 Jackson, Mississippi 39236
Barclays Global Investors, NA	3,883,745	(3)	6.77%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105
Reuben V. Anderson	34,830	(4)(5)
Adolphus B. Baker	16,571	(4)(6)
Fred E. Carl, Jr.	2,655	(7)
William C. Deviney, Jr.	35,637	(4)(8)
Duane A. Dewey	53,916	(9)
C. Gerald Garnett	21,063	(4)(10)
Daniel A. Grafton	13,771	(11)
Louis E. Greer	47,507	(12)
Richard G. Hickson	464,021	(13)(14)
Gerard R. Host	229,828	(15)(16)
David H. Hoster II	1,467	(17)
John M. McCullouch	7,186	(18)
Richard H. Puckett	92,503	(4)(19)
R. Michael Summerford	7,971	(18)
Breck W. Tyler	51,522	(20)
LeRoy G. Walker, Jr.	1,692	(7)
Kenneth W. Williams	24,269	(4)(21)
William G. Yates III	1,397	(7)
William G. Yates, Jr.	32,346	(22)(23)(24)
Directors and executive officers of Trustmark as a group	1,629,751	(25)	2.84%

(1)	Includes options exercisable within 60 days of March 1, 2009.
(2)	Includes 383,928 shares owned by the Robert M. Hearin Foundation, 3,519,482 shares owned by the Robert M. Hearin Support Foundation, 1,388,964 shares owned by Capitol Street Corporation and 273,000 shares owned by Bay Street Corporation. Capitol Street Corporation is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Voting and investment decisions concerning shares beneficially owned by the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman III, Daisy S. Blackwell, E.E. Laird, Jr., Laurie H. McRee and Alan W. Perry.
(3)	According to Schedule 13G filed with the SEC on February 5, 2009, the following entities are the beneficial owners of an aggregate of 3,883,745 shares (or 6.77%) of Trustmark common stock: Barclays Global Investors, NA is the beneficial owner of 1,237,340 shares; and Barclays Global Fund Advisors is the beneficial owner of 2,646,405 shares. Together, these reporting persons have sole voting power with respect to 3,670,280 shares and sole dispositive power with respect to 3,883,745 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the above-referenced Schedule 13G.
(4)	Includes 10,000 shares the individual has the right to acquire through the exercise of options granted under Trustmark’s stock and incentive compensation plans.
(5)	Includes 1,411 shares owned by spouse and children as to which Mr. Anderson has no voting or investment control and 574 shares of restricted stock to which Mr. Anderson has sole voting power but which cannot be transferred prior to vesting.
(6)	Includes 971 shares of restricted stock to which Mr. Baker has sole voting power but which cannot be transferred prior to vesting.
(7)	Includes 397 shares which Mr. Carl, Mr. Walker and Mr. Yates have the right to acquire through the exercise of options.
(8)	Includes 971 shares of restricted stock with respect to which Mr. Deviney has sole voting power but which cannot be transferred prior to vesting.
(9)	Includes 34,000 shares that Mr. Dewey has the right to acquire through the exercise of options and 15,009 shares of restricted stock with respect to which Mr. Dewey has sole voting power but which cannot be transferred prior to vesting.
(10)	Includes 574 shares of restricted stock to which Mr. Garnett has sole voting power but which cannot be transferred prior to vesting.
(11)	Includes 12,000 shares as to which Mr. Grafton shares voting and investment power with his spouse, 800 shares Mr. Grafton has the right to acquire through the exercise of options granted under Trustmark’s stock and incentive compensation plans and 971 shares of restricted stock with respect to which Mr. Grafton has sole voting power but which cannot be transferred prior to vesting.
(12)	Includes 23,600 shares that Mr. Greer has the right to acquire through the exercise of options and 13,659 shares of restricted stock with respect to which Mr. Greer has sole voting power but which cannot be transferred prior to vesting.
(13)	Includes 2,000 shares as to which Mr. Hickson shares voting and investment power with his spouse.
(14)	Includes 272,500 shares that Mr. Hickson has the right to acquire through the exercise of options and 110,456 shares of restricted stock with respect to which Mr. Hickson has sole voting power but which cannot be transferred prior to vesting.
(15)	Includes 21,469 shares owned by spouse and children as to which Mr. Host has no voting or investment control.
(16)	Includes 117,111 shares that Mr. Host has the right to acquire through the exercise of options and 52,152 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.
(17)	Includes 467 shares of restricted stock with respect to which Mr. Hoster has sole voting power but which cannot be transferred prior to vesting.
(18)	Includes 4,000 shares that Mr. McCullouch and Mr. Summerford have the right to acquire through the exercise of options and 971 shares of restricted stock with respect to which Mr. McCullouch and Mr. Summerford have sole voting power but which cannot be transferred prior to vesting.
(19)	Includes 79,882 shares owned by spouse and children as to which Mr. Puckett has no voting or investment control and 971 shares of restricted stock with respect to which Mr. Puckett has sole voting power but which cannot be transferred prior to vesting.
(20)	Includes 25,700 shares that Mr. Tyler has the right to acquire through the exercise of options and 15,009 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting.
(21)	Includes 971 shares of restricted stock with respect to which Mr. Williams has sole voting power but which cannot be transferred prior to vesting.
(22)	Includes 12,276 shares as to which Mr. Yates shares voting and investment power with his spouse.
(23)	Includes 9,000 shares that Mr. Yates has the right to acquire through the exercise of options and 574 shares of restricted stock with respect to which Mr. Yates has sole voting power but which cannot be transferred prior to vesting.
(24)	Includes 10,496 shares held by a corporation controlled by Mr. Yates for which he exercises voting rights.
(25)	Includes shares held directly or indirectly by 25 individuals: the currently serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers and the General Counsel/Secretary. Of these shares, 9,235 shares are pledged as security.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1943 requires Trustmark’s directors, executive officers and persons who own more than 10% of Trustmark’s common stock to file reports of their ownership and changes in ownership of Trustmark’s common stock. Trustmark prepares these reports for the directors and executive officers who request it on the basis of information obtained from them and Trustmark’s records. Based on information available to Trustmark during 2008, we believe that all applicable Section 16(a) filing requirements were met.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Human Resources Committee. Trustmark’s Human Resources Committee of the Board (the Committee) is currently comprised of Messrs. Grafton (Chairman), Anderson, Garnett and Summerford. The Committee operates under a written charter adopted by the Board. This charter is reviewed annually by the Committee and was last approved by the Board on January 27, 2009. The Board has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 4200(15) of the NASDAQ Marketplace Rules). In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.
     The Committee’s charter requires that members of the Committee possess certain competencies, although each member of the Committee is not required to possess all of these competencies. One or more members of the Committee must:
•	demonstrate knowledge and understanding of human capital management issues, including corporate manager/officer selection, training, retention and succession planning,
•	be familiar with all components of management compensation (such as base salary, annual incentives, restricted stock and other long-term incentives, perquisites and supplemental benefits), understanding the link between compensation and performance and how compensation can be used to support Trustmark’s business strategy, and
•	demonstrate an ability to select and assess corporate officers, including experience or ability in developing officer selection criteria and creating performance standards and evaluation processes.
     Board and Committee Process. The Committee is charged with ensuring that policies and practices are in place to facilitate (i) the development of Trustmark’s and its principal subsidiary, Trustmark National Bank’s (the Bank), management talent, (ii) orderly CEO succession, (iii) the setting of management and director compensation at competitive levels and (iv) Trustmark’s corporate social responsibility. The CEO and the Director of Human Resources interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative data as well as making recommendations. The Committee also reviews, on at least an annual basis, Trustmark’s management talent levels and management succession planning. Although considered “officers” of Trustmark Corporation under the rules and regulations of the Exchange Act, management of Trustmark, including the NEOs, are employed by the Bank rather than Trustmark Corporation. As employees of the Bank, the NEOs’ compensation is paid by the Bank, except for equity awards under Trustmark’s stock and incentive compensation plans.
     One of the Committee’s primary roles is to initiate, develop and recommend for approval by the Board the cash and equity compensation of the CEO. The Committee’s recommendation is based on its evaluation of the CEO’s performance relative to annual corporate goals and objectives and in conjunction with comparative market data provided by the Committee’s external compensation consultant and internal data provided by human resources personnel. For cash compensation of the other NEOs, the CEO and Director of Human Resources make recommendations to the Committee that are generally approved by the Committee and then recommended to the Bank Board for review and approval. The Committee also administers Trustmark’s equity-based compensation plans and deferred compensation plans. With respect to equity compensation awarded to other NEOs and associates, the Committee reviews and recommends grants of performance-based restricted stock and time-based restricted stock for approval by the Board, generally based upon the recommendation of the CEO. The Committee has delegated authority to the CEO to grant limited equity awards, which are reviewed by the Committee.
     The CEO and the Director of Human Resources establish the agenda for Committee meetings. The Committee reports regularly to the Board on matters relating to the Committee’s responsibilities. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. In 2008, the Committee met seven times. The Committee periodically meets with the CEO and the Director of Human Resources to assess progress toward meeting objectives set by the Board for both annual and long-term compensation.
     Participation in Capital Purchase Program. Trustmark participated in the Troubled Asset Relief Program (TARP) Capital Purchase Program (Capital Purchase Program) under the Emergency Economic Stabilization Act of 2008 (EESA), through which the U.S. Treasury Department (Treasury) invested approximately $215 million in Trustmark preferred stock and warrants on November 21, 2008. As a result of Trustmark’s participation in the Capital Purchase Program, the EESA mandates that Trustmark implement certain restrictions and limitations on executive compensation, in particular severance pay, requires a review to ensure Trustmark’s incentive compensation programs do not encourage senior executive officers, which are the same as the NEOs, to take excessive risks and limits tax deductions for senior executive pay. These restrictions, limitations and other requirements apply to Trustmark for as long as the Treasury holds preferred or common stock in Trustmark (the TARP Period). Trustmark’s participation in the Capital Purchase Program was a catalyst for several actions:
•	the Committee and Board approved an omnibus amendment to limit benefits of senior executive officers as required by the EESA, and all members of Trustmark’s executive management, including the NEOs, consented to this omnibus amendment and executed waivers consenting to the restrictions and limitations required by the EESA rules;
•	the Committee conducted a review of Trustmark’s incentive programs from a risk perspective and concluded they do not encourage unnecessary or excessive risk; and
•	the tax deductibility of a portion of the compensation earned by certain Trustmark NEOs is limited for 2008 and future years.
     On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the ARRA). The ARRA amends, among other things, the EESA by directing the Treasury to issue regulations implementing additional limitations on compensation paid or accrued by financial institutions, such as Trustmark, participating in the Capital Purchase Program. These limitations, as applicable to Trustmark, are to include:
•	a prohibition on paying or accruing bonus, incentive or retention compensation for at least the five most highly-compensated employees, other than certain awards of restricted stock or bonuses payable under existing employment agreements;
•	a prohibition on making any payments to the five NEOs and the next five most highly-compensated employees for departure from Trustmark other than compensation earned for services rendered or accrued benefits;
•	subjecting bonus, incentive and retention payments made to the five NEOs and the next 20 most highly-compensated employees to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;
•	a prohibition on any compensation plan that would encourage manipulation of reported earnings;
•	establishment by the Board of a company-wide policy regarding excessive or luxury expenditures, including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;
•	a “say-on-pay” proposal for a non-binding vote of shareholders at annual meetings, whereby shareholders vote, on a non-binding basis, to approve (or disapprove) the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; and
•	a review by the Treasury of any bonus, retention awards or other compensation paid to the five NEOs and the next 20 most highly-compensated employees prior to February 17, 2009, to determine if such payments were inappropriate and negotiate for the reimbursement of such excess payments.
     As noted, the ARRA directs the Treasury to issue regulations implementing the foregoing. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. None of the regulations mandated by the ARRA have been issued to date. Trustmark has already implemented the prior requirements of the EESA. Pending the issuance of regulations, the Board, Committee and management are reviewing the requirements of the ARRA, its impact on current and future compensation and the effect of the law’s requirements on Trustmark’s competitive position. When such regulations are published, the Committee promptly will make appropriate changes to Trustmark’s executive compensation program. Actions required by the ARRA and consideration of competitive factors may include changes to the form and amount of compensation paid to Trustmark’s executive officers, including adjustments to base salaries, the reduction or elimination of bonus compensation, a change in the form of restricted stock awards and/or modifications to existing agreements. Trustmark’s ability to provide NEOs with short-term and long-term incentive pay during the TARP Period may be sharply curtailed by the ARRA.
     Except as expressly mentioned otherwise, the following discussion does not address the effect, if any, compliance with the ARRA may have on Trustmark’s executive compensation program, and references to the EESA refer to its requirements as applicable prior to the enactment of the ARRA.
     Guiding Philosophy. The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value by achieving performance goals. The following objectives serve as guiding principles for all compensation decisions:
•	Providing competitive total compensation that will enable Trustmark to attract, retain and motivate highly qualified executives.
•	Aligning compensation opportunities with shareholder interests by making a portion of each NEO’s compensation dependent on Trustmark’s performance with respect to total shareholder return (TSR), return on average tangible equity (ROATE) and earnings per share (EPS) of Trustmark, in addition to strategic drivers such as operating efficiency, revenue growth, credit quality and net income for the company and/or lines of business, where applicable.
•	Providing an incentive for personal performance by making a portion of each NEO’s base compensation dependent on realizing individual performance objectives.
•	Providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.
•	Ensuring that incentive compensation paid to NEOs will normally be deductible for federal income tax purposes, but also recognizing that there are circumstances where deductibility is secondary and may not be permitted.
•	Ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.
     In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, annual cash bonuses, equity-based compensation, costs of perquisites and any other form of compensation received from Trustmark. The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual bonuses, equity-based compensation, retirement benefits and perquisites, each of which is a standard compensation component for NEOs at Trustmark’s peer institutions. The Committee reviews and recommends to the Board compensation levels for the CEO and recommends to the Bank Board compensation levels for the Bank’s executive management based on Trustmark’s performance, individual performance and experience, as well as peer comparisons and company affordability analysis. Based on its review, the Committee believes total compensation for Trustmark’s NEOs for 2008 is generally in line with compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance. The individual components of such compensation, however, may be higher or lower in some cases.
     Benchmarking. The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, except that the Chairman of the Committee must obtain approval of the Board for engagements that exceed $10,000 annually. For 2009, the Board has pre-approved an allowance of up to $100,000 for use by the Committee. Following a detailed executive compensation analysis by Wachovia Employer Solutions Group (Wachovia) in late 2006 and early 2007 regarding compensation for the CEO and the second highest-paid executive, to ensure that Trustmark’s compensation levels were in line with compensation for management of similar-sized financial institutions with Trustmark’s level of corporate performance, and as a matter of business prudence, the Committee requested that the Director of Human Resources during the second quarter of 2007 conduct a Request for Proposal (RFP) process on behalf of the Committee to evaluate compensation consultants for future work, including an extensive review of the compensation of the members of the Bank’s executive management, including all of the NEOs. As a result of the RFP, the Committee retained Mercer (US) Inc. (Mercer) during the third quarter of 2007 to provide information, analyses and advice to aid in the determination of competitive executive pay, as described below. The Mercer consultant who performs these services reports directly to the Committee Chairman. At the Committee’s direction, Mercer’s services for the Committee during fiscal 2007 and 2008 for compensation to be awarded in 2008 included:
•	evaluating the competitive positioning of Trustmark’s NEOs’ base salaries, annual incentive and long-term incentive compensation relative to its peer group and the broader financial services industry,
•	assessing the alignment of Trustmark compensation levels relative to performance of Trustmark against its peer group,
•	providing ongoing advice as needed on the design of Trustmark’s annual and long-term incentive plans,
•	evaluating the impact of Trustmark’s equity programs on annual share use, run rate and total dilution,
•	evaluating the competitiveness of Trustmark’s employment agreements relative to its peer group and the broader financial services industry, and
•	assisting with the preparation of this Compensation Discussion and Analysis.
     Mercer provided information to the Committee from published surveys and proxy statements of peer financial institutions in the United States. The peer group used by the Committee for this determination consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process described in Trustmark’s Executive Compensation Peer Group Policy that includes recommendations from internal sources, external sources, such as the compensation consultant, and the HR Director, with final approval by the Committee, to reflect the companies against which Trustmark competes for executive talent and for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on having similar asset size to Trustmark, offering similar banking functions, having similar organizational structure and/or having similar corporate performance. The companies comprising this peer group in the 2007 Mercer study were the 23 financial institutions used for the equity-based grants approved by the Committee in the beginning of 2007, which had market capitalizations ranging from approximately $1.0 million to $3.0 billion and asset sizes ranging from approximately $6.0 billion to $18.0 billion. For comparison purposes, Trustmark’s asset size was slightly above the median for this peer group, while its market capitalization was slightly below the median for this peer group.
     In December 2007, Mercer provided an in-depth evaluation of the competitiveness of executive compensation and the alignment of executive pay and business performance, and developed recommendations for managing executive compensation in 2008. As part of its analysis, and with consent of the Committee Chairman, Mercer conducted interviews with 11 Trustmark executives to better understand their roles, as well as their perspectives on the existing compensation programs. Mercer also analyzed data on business performance for one- and three-year periods ending December 31, 2006, and December 31, 2007 (based on annualized results through September 30, 2007) for Trustmark and the peer companies. Using this information, along with proxy data from the peer group and survey data for financial services companies, Mercer evaluated the alignment of pay and performance, analyzed Trustmark’s equity compensation practices in comparison to peer group practices, developed proposed updates to the compensation peer group for 2008 to replace peers that had been acquired and developed recommendations for managing executive pay in 2008. Mercer presented the results directly to the Committee and, after receiving feedback from the Committee and management, presented additional information and recommendations. The Committee approved the addition of four new companies to the peer group for 2008 to replace the four companies that had been acquired, added time-based restricted stock, widened the performance range for performance-based restricted stock and increased the Chief Financial Officer’s (CFO) 2008 base salary to bring it more in line with CFO base salaries paid by Trustmark’s peers. For 2008, the peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

BancorpSouth, Inc.	BXS	Hancock Holding Company	HBHC	UMB Financial Corporation	UMBF

Citizens Republic Bancorp, Inc.	CRBC	MB Financial, Inc.	MBFI	Umpqua Holdings Corporation	UMPQ

Commerce Bancshares, Inc.	CBSH	Old National Bancorp	ONB	United Bankshares, Inc.	UBSI

Cullen/Frost Bankers, Inc.	CFR	Pacific Capital Bancorp	PCBC	United Community Banks, Inc.	UCBI

First Midwest Bancorp, Inc.	FMBI	Park National Corporation	PRK	Valley National Bancorp	VLY

FirstMerit Corporation	FMER	South Financial Group, Inc.	TSFG	Webster Financial Corporation	WBS

F.N.B. Corporation	FNB	Sterling Financial Corporation	STSA	Whitney Holding Corporation	WTNY

Fulton Financial Corporation	FULT	Susquehanna Bancshares, Inc.	SUSQ

     None of the peer companies had experienced acquisition activity leading to removal, but some of the group did experience changes in market capitalization. Regarding Trustmark’s peer group for 2009, in the past, market capitalization was a primary criteria, but Mercer recommended against using market capitalization as a primary criteria because of its potential volatility, placing more emphasis on comparative asset size. As a result, market capitalization reduction was not used to remove companies from the peer group for 2009, so the Committee decided to retain the same 23-institution peer group approved for 2008.
     In the course of conducting its activities during 2008, Mercer attended three meetings (via teleconference) of the Committee and presented its findings and recommendations for discussion. All determinations regarding the amount or form of executive compensation under Trustmark’s executive compensation program are ultimately approved by the Committee and reflect factors and considerations in addition to the information and advice provided by consultants. The Committee does not delegate its authority to compensation consultants nor to other parties, other than to the CEO, who may grant a limited number of equity awards for the purpose of retention and hiring of mid- to senior-level executives, as necessary.
     Allocation Among Components. Although the Committee does not seek a specific allocation among the various compensation components, the percentages of salary, bonus and equity-based compensation compared to total compensation as earned in 2008 were as follows for the NEOs:

	Typical Base	Typical Cash	Typical Equity
	Salary	Bonus	Award
Hickson and Host	44%	22%	34%
Greer and Dewey	59%	19%	22%
Tyler	31%	51%	18%
     The compensation package of Breck W. Tyler, Mortgage Services Manager, differs from other NEOs. In addition to the annual cash bonus opportunity under the management incentive plan, Mr. Tyler also receives a quarterly production incentive based on the mortgage department’s production, which typically accounts for approximately 41% of his total compensation in a year. Mr. Tyler’s “typical cash bonus” shown above reflects both his bonus under the management incentive plan and the quarterly production incentives earned in 2008.
     In allocating compensation among these elements, the Committee believes that the compensation of the senior-most levels of management (the levels of management having the greatest ability to influence Trustmark’s performance) should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. In making these decisions, the Committee relies in part upon the comparative data provided by the compensation consultant and Trustmark’s human resources personnel, and in part on the recommendations of the CEO.
     Because Trustmark’s ability to provide NEOs with short-term and long-term incentive pay may be sharply curtailed by the ARRA, when the ARRA regulations are published, the Committee may allocate compensation elements differently during the TARP Period in order to both comply with the EESA, as amended by the ARRA, and fulfill Trustmark’s executive compensation philosophy and goals.
     Base Salaries. Base salary constitutes the foundation of each NEO’s total compensation package and is generally the largest single component. Base salary is the only guaranteed cash payment an executive receives. Trustmark’s goal is to provide its executive management with a level of assured cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability.
     The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available. In establishing the CEO’s base salary, the Committee generally considers the compensation consultant’s analysis of salaries paid to CEOs among Trustmark’s peer institutions and recommendations for the CEO’s compensation, as well as the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. Due to a 2007 decision, based on management’s commitment to achievement of financial objectives and controlling non-interest expenses, to move 30 senior management associates, including all of the NEOs, to an 18-month base salary increase cycle, the Committee determined that the CEO would not receive a base salary increase until March 2009. Thus, the base salary of the CEO was not increased in 2008.
     In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the comparative market data provided by the compensation consultant for similar positions and a general understanding of executive compensation in the financial services industry. In evaluating performance for the other NEOs for the Committee, the CEO uses the same metrics normally used for determining annual incentive plan awards (corporate drivers, strategic drivers and, for NEOs in a particular business unit, line of business goals). The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each officer’s overall span of responsibility and control. For 2008, based on management’s recommendation, the Committee determined the NEOs would not receive a base salary increase in 2008, continuing the 18-month base salary increase cycle that was scheduled to end March 2009. The CEO did recommend an 11.69% increase in 2008 base salary for the CFO, which was approved effective March 1, 2008, to move his salary to a more competitive level in the market, as highlighted by a recommendation from Mercer after a review of benchmark data.
     The base salaries for 2007 and those approved for 2008, as of March 1, 2008, were as follows:

Name	2008 Base Salaries	2007 Base Salaries
Richard G. Hickson	$ 726,716	$ 726,716
Louis E. Greer	$ 215,000	$ 192,500
Gerard R. Host	$ 371,315	$ 371,315
Breck W. Tyler	$ 164,800	$ 164,800
Duane A. Dewey	$ 300,000	$ 300,000
     In preparing the 2009 salary budget, as part of ongoing expense management, the CEO recommended and the Committee approved that the NEOs forgo a base salary increase originally planned for March 2009 for an indefinite time period. The Committee currently expects to continue providing cash bonuses under the management incentive plan and equity awards, both of which require the achievement of specific performance criteria. However, this approach may change when the ARRA regulations are published.
     Annual Cash Bonuses. The Committee’s practice is to award cash bonuses based upon the achievement of performance objectives in accordance with an annual management incentive plan. Cash bonuses generally constitute the second largest component of each NEO’s total compensation package and constitute the largest cash component tied specifically to company performance. Cash bonuses are designed to reward performance that results in the achievement of Trustmark’s corporate goals and objectives, as well as the achievement of business unit goals and objectives. Performance determines whether or not an executive will receive an annual cash bonus. Key features of the annual management incentive plan include:
•	a primary emphasis on corporate performance as measured by ROATE and EPS,
•	a qualitative assessment of strategic achievements in areas of management including operating efficiency, revenue growth, credit quality and net income for the company and/or lines of business, where applicable, and
•	a structured, objective approach to determine cash bonuses.
     At the beginning of each year, the CEO recommends to the Committee cash bonus target levels for NEOs stated as a percentage of base salary, utilizing performance goals, including ROATE and EPS, established under the annual management incentive plan. Additionally, the Committee reviews market compensation data prepared by the compensation consultant and human resources personnel to ensure that proposed target levels provide an appropriate opportunity to earn bonuses and are competitive with Trustmark’s peer institutions. The Committee then recommends these target levels for approval by the Board. In accordance with the management incentive plan, the Committee may exercise its discretion to increase or decrease the amount of an award earned under the plan or adjust the threshold payout level and minimum performance goals when the minimum performance goals are not achieved. Comparative data provided by Mercer in the last quarters of 2007 and 2008 indicated that Trustmark’s compensation structure for executive management provided combined base salary and annual bonus awards that were slightly below the market median. In comparing Trustmark’s CEO and COO compensation to 2007 business performance, a three-year pay and performance comparison with the 23 peer group companies indicated Trustmark’s three-year business performance was near the 50th percentile, while the three-year total direct compensation was near the 43rd percentile, indicating performance results exceeded pay. The one-year business performance was near the 52nd percentile; however, the one-year payout of total cash compensation was near the 46th percentile, which was a slightly lower payout than performance results dictated.
     For 2008, targets for NEOs were based on varying measured weightings with respect to corporate performance goals, strategic operational drivers and, for NEOs working in specific business units, business unit goals. For 2008 targets, the Committee decided to retain the approach used in 2007, except that the weightings for the newly designated COO were revised to align with the weightings for the CEO, rather than for a line of business result. For the CEO and the COO, target levels were weighted 75% on corporate performance (measuring actual results for EPS and ROATE compared to Trustmark’s profit plan performance targets) and 25% on actual results for specific corporate strategic operational drivers such as operating efficiency, revenue growth, credit quality and net income compared to Trustmark’s profit plan. For the other NEOs working in specific business units, target levels were weighted 30% to 40% on corporate performance goals and 60% to 70% on specific business unit net income. For NEOs not working in a specific business unit, target levels were weighted 65% on corporate performance goals and 35% on strategic operational drivers.
     In accordance with the terms of his employment agreement, the CEO’s overall target bonus payout level for 2008 was 70% of base salary, with a potential maximum of 100% of base salary. The COO’s overall target bonus payout level for

2008 was 60% of base salary, with a potential maximum of 90% of base salary. For the other NEOs, the overall target bonus payout levels for 2008 were in the range of 25% to 45% of their base salaries. The target levels for the various performance measures are set to equate to Trustmark’s actual profit plan for the year for those same measures. Depending on performance achievement against the stated targets, the payout percentage, if any, may range from a level of 75% (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 150% (for maximum performance achievement). The objective was to set bonus performance targets such that the payouts under the annual management incentive plan at the target levels or slightly above are achievable, but challenging. A five-year historic perspective for these NEOs indicates that the annual bonus performance targets are obtainable, yet consistently challenging, in that individual payout results for the NEOs have fallen below the target level for approximately 68% of payout opportunities and above the target level for approximately 32% of payout opportunities.
     In January 2009, the Committee reviewed Trustmark’s actual performance for the 2008 fiscal year compared to target levels for corporate performance and strategic operational drivers established under the management incentive plan. NEOs achieved approximately 85% of the performance target of the corporate profit plan for EPS, ROATE and net income available to common shareholders (NI) set by the Committee at the beginning of the year. Payout at the threshold level required an achievement of 90% of the performance target for these measures. While revenue growth was above the performance target level and operating efficiency was above the performance maximum level, credit quality was negatively affected by the economy’s dramatic decline in the real estate market, resulting in industry-wide high loan losses and creating a direct impact to EPS, ROATE and NI. Therefore, the Committee exercised its discretion under the plan and recommended the approximately 85% performance target achievement for EPS, ROATE and NI be accepted as meeting the threshold requirement and allow for an approximately 70% (rather than 75%) factor to be applied to those particular performance measure payouts within the bonus calculation matrix. The Committee’s intention in accepting a slightly lower threshold was to reward the achievement of substantial business results during a year of tremendous economic challenge.
     For 2008, the Board approved the annual cash bonus award for the CEO, adopting the recommendation of the Committee to exercise discretion. The Board determined, based in part upon the recommendation of the Committee, that in light of Trustmark’s results, the CEO’s performance merited the use of the adjusted threshold level for a bonus payout. Accordingly, the Board determined to grant the CEO a cash bonus of $381,453 in respect to the 2008 fiscal year. The amount of the cash bonus paid to the CEO in respect to the 2007 fiscal year was $440,971.
     The Committee approved the CEO’s recommendation that the same discretionary adjustment regarding achievement of approximately 85% of the performance target for 2008 for EPS, ROATE and NI be applied to the determination for the other NEOs’ bonus results. The Bank Board approved the annual cash bonus awards for the other NEOs, adopting the recommendation of the Committee to exercise discretion.
     Trustmark approved the following cash bonuses for 2008:

		Performance
		Level Achieved
Name	2008 Annual Cash Bonus	(as adjusted)
Richard G. Hickson	$381,453	75%
Louis E. Greer	$60,222	80%
Gerard R. Host	$167,055	75%
Breck W. Tyler	$52,044	126%
Duane A. Dewey	$102,090	76%
     Mr. Tyler achieved a higher overall performance level than the other NEOs due to strong performance in the mortgage department’s line of business. In addition to cash bonuses under the management incentive plan, Mr. Tyler also receives a quarterly production incentive based on the mortgage department’s production. Mr. Tyler’s production incentive is calculated on a formula that is based on a percentage of total mortgage production above a threshold production level. The specific targets are not publicly disclosed for competitive reasons.
     These approved 2008 cash bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2008 in the Summary Compensation Table on page 24. To the extent required by the ARRA, payments of these bonus amounts may be withheld, modified or made in shares of restricted stock, which will not fully vest until Trustmark redeems the preferred stock issued to the Treasury under the Capital Purchase Program.
     In preparing the 2009 management incentive plan’s threshold and maximum performance levels for bonus payouts for approval by the Committee and the Board, management recommended that for various corporate and strategic operational drivers, the threshold performance level be lowered from 90% to 85% of target and that the maximum performance level be raised from 110% to 115% of target. The payout level for the achievement of threshold performance levels was also lowered from 75% to 70%. The performance range for operating efficiency was revised at the threshold level from 105% to 107.5% and at the maximum level from 95% to 92.5%. These changes move the plan closer to the more traditional performance ranges and payouts typically found in incentive plans and are expected to reward management for performance results that continue to produce shareholder benefit.

     In light of the recent enactment of the ARRA, during 2009, the Committee will make any additional changes required to comply with the executive compensation provisions applicable to Capital Purchase Program participants, including any changes to the 2009 management incentive plan. The ARRA directs the Treasury to issue regulations implementing the new legislation, and the Committee expects that this additional guidance will help it determine what additional changes may be necessary with respect to 2009 executive compensation.
     Equity-Based Compensation. Trustmark strongly believes that equity-based awards are an integral part of total compensation for NEOs and certain key managers with significant responsibility for Trustmark’s long-term results. Equity-based awards constitute the largest non-cash component of each NEO’s total compensation package. Equity awards and the related performance goals for NEOs under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan (2005 Incentive Plan) are recommended by the Committee and approved by the Board generally at its first meeting of each year. For 2008, the awards were made on January 22, 2008, as approved by the Board. Awards are made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any grant of awards to earnings announcements or other market events is coincidental.
     The 2005 Incentive Plan:
•	authorizes the granting of restricted stock, restricted stock units (RSUs), performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,
•	provides for the ability to base an individual’s performance goals on specified corporate and business unit criteria, and
•	establishes the maximum amount of restricted stock, stock options, SARs and other incentive awards that can be granted to a participant in any given year.
     Historically, Trustmark’s primary form of equity compensation consisted of stock options. Beginning in 2005, in recognition of the trend among financial institutions toward performance-based equity compensation, to provide a stronger correlation between performance and incentive-based compensation without increasing Trustmark’s costs, and based on information provided by the compensation consultant, the Committee began recommending the granting of restricted stock awards instead of stock options. In 2006 and 2007, Trustmark granted to NEOs only performance-based restricted stock under its equity-based compensation plan. The Committee began establishing its plan for equity-based awards for 2008 during the fourth quarter of 2007 by reviewing an extensive market study prepared by Mercer comparing data published for similar management positions in Trustmark’s peer group as well as other comparative market data. For Trustmark, the aggregate long-term incentive (LTI) award was between the market 25th and 50th percentiles. According to the research provided by Mercer, only one company in Trustmark’s peer group awarded only performance-based restricted stock, and more than 75% of the companies used multiple types of awards in their stock and incentive compensation plans. Mercer suggested to the Committee that the use of multiple types of awards, such as the addition of time-based restricted stock, would more closely align the program with Trustmark’s peers and could better accomplish Trustmark’s equity award objectives, including executive officer retention and attraction. Mercer provided a model illustrating restricted stock grants with 67% being performance-based and 33% time-based.
     For 2008, the Committee recommended the utilization of multiple types of awards by adopting the model presented with 67% of the award to be performance-based and 33% of the award to be time-based and recommended the combined award value to be the same as the total 2007 award. The Committee also elected to widen the performance range for performance-based awards to provide for greater variability of pay based on performance by lowering the minimum payout (from 25% to 17.5%) and the minimum performance threshold (from the 40th percentile to the 30th percentile) and by increasing the maximum performance level required for maximum payout (from the 70th percentile to the 75th percentile). For the performance-based restricted stock awards to be earned, certain performance goals must be achieved within the three-year performance period covered by the awards. The executive must also remain employed by Trustmark through the end of the performance period for restricted stock to vest fully. The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards. The Committee believes that performance-based restricted stock grants provide an effective means of delivering incentive compensation, a stable reward for achievement of long-term objectives and an effective means of executive retention. The Committee also believes that partial use of time-based restricted stock grants provides a balanced retention element against the negative impact of economic issues outside the control of management. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.
     For the performance-based restricted stock awards made in 2008, performance goals for all of the NEOs were the same as for 2007. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to Trustmark’s defined peer group. For ROATE, the threshold performance level is reached at the 30th percentile compared to the peer group, with 100% vesting occurring at the 75th percentile. For TSR, the threshold performance level is reached at the 30th percentile compared to the peer group, with 100% vesting occurring at the 75th percentile. The performance period began January 1, 2008, and continues through December 31, 2010. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, an additional award of time-based restricted stock (excess shares) will be issued. The number of excess shares issued will equal the number of shares awarded initially to that executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2 1/2 months of 2011 and will vest on December 31, 2013, if the executive remains employed through such date.
     In the event of an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. Accelerated vesting of excess shares may also occur upon the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control. Dividends on any performance-based restricted stock, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the shares vest. No interest is paid on the accumulated dividends.
          The following table reflects the grant date fair values of the 2008 performance-based restricted stock awards and any potential excess shares:

	Value of	Value of
Name	Performance Shares	Excess Shares (1)
Richard G. Hickson	$367,779	$155,174
Louis E. Greer	$63,045	$26,651
Gerard R. Host	$189,135	$79,954
Breck W. Tyler	$63,045	$26,651
Duane A. Dewey	$63,045	$26,651
(1)	Excess shares will only be issued if, and only to the extent, the performance shares’ aggregate ROATE and TSR vesting percentage exceeds 100%.
     The following table reflects the grant date fair values of the 2008 time-based restricted stock awards:

Value of
Name	Time-Based Shares
Richard G. Hickson	$181,141
Louis E. Greer	$31,050
Gerard R. Host	$93,172
Breck W. Tyler	$31,050
Duane A. Dewey	$31,050
     These awards vest 100% at December 31, 2010, provided the executive is still actively employed. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will be paid only when and to the extend the shares vest.
     During the fourth quarter of 2008, Mercer presented an updated study comparing published data for the CEO and COO, showing that the aggregate LTI remained between the market 25th and 50th percentiles and that the CEO’s 2008 grant was only at 76% of the 50th percentile, indicating the LTI element was the least competitive element of the CEO’s compensation. In connection with the execution of a new employment agreement extending the CEO’s employment until the 2011 Annual Meeting of Shareholders (currently scheduled for May 10, 2011), the Board determined that the 2009 LTI grant to the CEO would be the final one in his current role. In lieu of receiving an equity compensation award in 2010 or 2011, the CEO’s employment agreement provides for his 2009 equity compensation award to be twice the amount of a normal award, with one-half of the award being performance-based and one-half time-based. The time- based portion of the award was accomplished by granting time-based restricted stock. The performance-based portion of the award was accomplished by granting a portion as performance-based restricted stock and a portion as RSUs. To the extent allowable, taking into account the possibility of excess shares, not to exceed the annual award limit permitted in the 2005 Incentive Plan, performance-based restricted stock was issued. In order to satisfy the equity compensation provisions of the CEO’s employment agreement, the remaining performance-based award was achieved through the use of RSUs granted outside the 2005 Incentive Plan, in lieu of granting shares of performance-based restricted stock that would exceed the annual limit permitted to be granted under the 2005 Incentive Plan. The RSU award may be settled only in cash and will follow the same requirements, vesting and value as a share of the performance-based restricted stock as awarded as part of the total award to the CEO. Both performance award types allow for a full two-year performance period, a benefit of combining the 2009 and 2010 grants into one.
     For 2009, Trustmark granted to the other NEOs the same combination of performance-based and time-based restricted shares at a value equivalent to the 2008 grant, with the exception that the vesting date of the time-based shares was moved from the last day of the second year following the grant date to three years after the grant date.
     During 2009, the Committee will make any additional changes required to comply with the executive compensation provisions applicable to Capital Purchase Program participants, as amended by the ARRA, including any changes to Trustmark’s equity-based compensation program for 2009.
     Severance Benefits. Trustmark believes that companies should provide reasonable severance benefits to associates. With respect to Messrs. Hickson and Host, these severance benefits, as discussed under “Employment Agreements,” should also reflect the fact that it may be difficult for senior executives to find comparable employment within a short period of time. The Committee believes that Trustmark should separate itself from the former associate as soon as practicable. Therefore, whenever possible, the Committee prefers to pay a lump-sum severance payment rather than to provide salary continuation payments.
     Trustmark Capital Accumulation Plan. Trustmark maintains a non-contributory defined benefit plan (Trustmark Capital Accumulation Plan) that covers substantially all associates, including the NEOs, employed prior to January 1, 2007. The plan provides retirement benefits that are based on the length of credited service and final average compensation, as defined in the plan, and vest upon three years of service. Effective January 1, 2007, the annual benefit accrual rate for each future year of service was reduced by 50%. The plan is described in more detail under “Trustmark Capital Accumulation Plan” on page 29.
     Executive Deferral Plan. Because of the compensation limits for tax qualified retirement plans, Trustmark also maintains a defined benefit supplemental retirement plan that provides additional retirement benefits to executives. The Executive Deferral Plan enables the executives, including the NEOs, to receive retirement benefits equal to 50% of their covered salaries. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The supplemental retirement plan is described in more detail under “Executive Deferral Plan” on page 29.
     Non-Qualified Deferred Compensation Plan. Trustmark also provides a non-qualified deferred compensation plan that provides additional salary deferral opportunities for executives who may be impacted by the compensation limits that restrict participation in the 401(k) plan. The plan permits the executives to defer on a pre-tax basis up to 90% of annual base salary and/or annual cash bonus. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The deferred compensation plan is described in more detail under “Non-Qualified Deferred Compensation for 2008” on page 30.
     Employment Agreements. Executive management has contributed significantly to the success of Trustmark, and the Committee believes that it is important to protect them in the event of a change in control. Further, the Committee believes that the interests of shareholders will be best served if aligned with the interests of executive management, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Messrs. Hickson and Host have change in control provisions in their employment agreements with Trustmark. Relative to the overall value of Trustmark, the cost of these potential change in control benefits is relatively minor. The cash components of the change in control benefits are paid in a lump-sum or over regular pay periods depending on the circumstances and relate to the executive’s base salary immediately prior to termination plus the highest annual bonus amount earned in any of the three years preceding the year of the change in control for Mr. Hickson and in any of the two years preceding the year of the change in control for Mr. Host. In addition, Mr. Hickson is entitled to have his home purchased by Trustmark under certain circumstances if he is unable to sell his home after termination following a change in control on or before December 31, 2009. The employment agreements entered into with Messrs. Hickson and Host are described under “Employment Agreements” on page 32, and the amounts which would have been payable assuming a termination event at December 31, 2008, are shown in the Potential Payments Upon Termination or Change in Control table on page 31.
     Trustmark’s change in control benefits are generally “double trigger,” which means that the benefits under them are payable only if the executive’s employment is terminated other than for cause, death, disability or if the executive resigns for good reason within three years after a change in control for Mr. Hickson and only if the executive’s employment is terminated other than for cause, death, disability or retirement or if the executive resigns for good reason and within two years for Mr.

Host. In the event of a covered termination following a change in control, health and other insurance benefits continue for one year, and all unvested stock options immediately vest upon a change in control. In addition, the executive would be entitled to receive any benefits that he otherwise would have been entitled to receive under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan), non-qualified deferred compensation plan (NQDC Plan) and supplemental retirement plan (Executive Deferral Plan), although these benefits are generally not increased or accelerated (except for additional years of service provided under the Executive Deferral Plan under certain circumstances). Trustmark believes that these levels of benefits are consistent with the general practice among its peers, as confirmed by a study conducted for the Committee by Mercer in the fourth quarter of 2007.
     As part of Trustmark’s CEO succession planning, the Committee also engaged Mercer in the second quarter of 2008 to assist with its desire to extend the employment contract of the CEO beyond the original contract date of December 31, 2009, and presented a study at the Committee meeting on June 18, 2008, based on parameters set forth by the Committee. The Committee approved and recommended a contract at its September 19, 2008, meeting, which was approved by the Board at its October 28, 2008, meeting. On November 20, 2008, Trustmark entered into an amended and restated Employment Agreement (Agreement) with Mr. Hickson. The primary purpose for entering into the Agreement was to extend Mr. Hickson’s employment term through the date of Trustmark’s 2011 Annual Meeting of Shareholders (currently scheduled for May 10, 2011) and to provide for an orderly executive management transition. The Agreement provides for Mr. Hickson to continue serving as Chairman, President and CEO of Trustmark and Chairman and CEO of the Bank through December 31, 2010. After December 31, 2010, the Agreement provides that Mr. Hickson will serve as an employee-Chairman of both Trustmark and the Bank until the expiration of his Agreement. Further details are described under “Employment Agreements” on page 32.
     The Committee has determined that a gross-up payment to make an executive whole for any golden parachute excise tax is not currently appropriate. The Committee also believes that an executive should receive the entire change in control benefits which he or she expects; thus, it does not believe that an executive’s change in control benefits should be reduced to avoid the golden parachute excise tax, or to avoid non-deductibility of excess parachute payments by Trustmark, unless a reduction will cause the executive to receive more after-tax than without a reduction.
     As discussed further below, due to Trustmark’s participation in the Capital Purchase Program, Trustmark made certain changes to these agreements, and the payments which may be made under these agreements in the event of the involuntary termination of the employment of the executive officer may be limited. In addition, Trustmark may be required to seek additional modifications of these agreements if required under the ARRA.
     Effective November 21, 2008, the Committee approved an omnibus amendment of all of Trustmark’s compensation and benefit plans to: (i) subject any bonus or incentive compensation paid to an NEO during the TARP Period to recovery if the payment was based on materially inaccurate financial statements or other performance metric criteria that are later proven to be materially inaccurate and (ii) to limit payments made during a taxable year due to any involuntary termination to no more than three times the NEO’s base amount (which is, generally, the NEO’s average annual taxable W-2 compensation for the last five consecutive years). As a result of this omnibus amendment, certain of the payments referenced above could be limited during the TARP Period. In addition, in connection with the enactment of the ARRA, additional limitations on these payments are expected to apply during the TARP Period. The Committee is still determining the additional impact the ARRA provisions will have on these and any other of Trustmark’s compensation arrangements.
     Perquisites; Other Compensation. Perquisites received by the CEO and other NEOs are reviewed annually. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the All Other Compensation for 2008 table on page 25. In addition to the cash and equity compensation described above, NEOs received the same benefit package available to all salaried associates.
     This package includes:
•	health and dental insurance (portion of costs),
•	basic life insurance,
•	long-term disability insurance,
•	participation in the Trustmark Capital Accumulation Plan (if last hired prior to January 1, 2007), and
•	participation in Trustmark’s 401(k) plan, including a company match.
     Consistent with other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. Relocation benefits are also reimbursed but are individually negotiated when they occur. The Committee believes these perquisites are minimal in cost and necessary to attract and retain talented executives because many of Trustmark’s competitors offer similar benefits. In addition, the Board has authorized an annual allowance of up to 30 hours of personal use of Trustmark’s airplane for the CEO. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments for the CEO and maximize his available time for company business.
     Deductibility of Compensation. The Committee carefully considers Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to Trustmark’s NEOs. The Committee believes it is in Trustmark’s best interest, and that of its shareholders, to comply with the requirements of Section 162(m). The Committee, however, intends to retain the flexibility to reward NEOs consistent with Trustmark’s compensation philosophy for each compensation element. It is the Committee’s intent that grants of stock options, performance-based restricted stock and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to cause non-deductibility under Section 162(m). For that reason, Trustmark’s annual bonus program is currently designed to provide compensation that may not be deductible under Section 162(m) where a NEO’s total compensation, which is not performance-based compensation for Section 162(m) purposes, exceeds $1,000,000 and hence, is subject to the $1,000,000 deduction limit under Section 162(m).
     As a Capital Purchase Program participant, Trustmark agreed not to deduct compensation of more than $500,000 paid to its senior executive officers each year with respect to the TARP Period, which includes fiscal 2008. This limitation applies to essentially all compensation, including deferred compensation, commission pay and performance-based compensation. The Capital Purchase Program provides for application of the $500,000 limitation on a pro-rata basis with respect to calendar years during which the Treasury held its investment for less than the full year, as was the case in 2008 when the Treasury held the investment for less than two months. For 2008, Trustmark expects that the compensation of Messrs. Hickson and Host will not be fully deductible under this limitation.
     When the Board determined to participate in the Capital Purchase Program, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of Trustmark’s executive compensation program that would arise because of the Capital Purchase Program’s $500,000 deduction limitation. As a result, while the Committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of Trustmark’s executive officers, consistent with its goal of ensuring competitive levels of total compensation.
     Stock Ownership Guidelines. Trustmark does not have specific established stock ownership guidelines for any of its officers. The Board believes that management’s current ownership of Trustmark stock provides adequate incentives for long-term performance without imposing specific ownership requirements.
     Risk Assessment Review. As required by the Capital Purchase Program, in December 2008 and January 2009, the Committee met with the members of management responsible for risk management to review Trustmark’s incentive compensation programs for the purpose of determining whether they encourage excessive or unnecessary risk-taking by Trustmark’s senior executive officers. In February 2009, the Committee reviewed and approved a risk management assessment prepared by Trustmark’s Chief Risk Officer. As part of its review, the Committee also received guidance from Mercer and a presentation regarding key enterprise risks to which Trustmark is subject, including strategic market, liquidity, interest rate, operational, financial, credit quality and other risks. The Committee also received an analysis of the controls and actions taken to mitigate those risks, as well as the provisions of Trustmark’s executive compensation program and where those provisions fall within the spectrum of contributing to or alleviating risk. In reaching the conclusion that Trustmark’s executive compensation program does not encourage the company’s senior executive officers to take excessive or unnecessary risks that threaten the value of the franchise, the Committee and management’s senior risk personnel noted that Trustmark’s production-oriented goals have adequate mitigating controls and oversight, and Trustmark’s equity awards include long-term vesting periods and a significant amount of restricted stock that encourages balanced risk taking and long-term value creation. The Committee will conduct a similar review on a semi-annual basis as required by the ARRA.
     Future Compliance with Requirements of Capital Purchase Program. The ARRA will require Trustmark to make changes to the executive compensation program and to agreements with Trustmark’s senior executive officers and highly compensated employees. Such changes will include limitations on bonuses, retention awards and incentive compensation and the elimination for certain senior executive officers and certain highly-compensated employees of payments triggered by departure. These limitations will be required to remain in effect during the TARP Period. In addition, the Committee will review the effect of compliance with the ARRA limitations on Trustmark’s competitive positioning and ability to retain and motivate high-performing executives and associates. Appropriate changes to Trustmark’s executive compensation program may become critical to Trustmark’s ability to maintain its competitive position.
     In light of the recent enactment of the ARRA, the Committee is still determining the additional changes that may be required to comply with the executive compensation provisions applicable to Capital Purchase Program participants. The ARRA directs the Treasury to issue regulations implementing the new legislation, and the Committee expects that this additional guidance will help it determine what additional changes may be necessary with respect to 2009 executive compensation.

Summary Compensation Table for 2008
     The following table summarizes the compensation components for the CEO, the CFO and each of the next three most highly compensated executive officers during 2008. The table includes base salary, cash incentives paid or accrued, as well as amounts for equity awards (stock and option awards), retirement benefits and other miscellaneous compensation for 2008, 2007 and 2006. Amounts for equity awards reflect the dollar amounts recognized by Trustmark for financial reporting purposes, not amounts actually received by the NEO, and include awards granted in prior years, including performance-based restricted stock awards that vest only if the related performance measures are achieved. The retirement benefit dollars reflected below represent the change in the present value of potential future benefits the NEO might receive upon vesting.

							Change in
							Pension Value
							and Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)(7)	($)

Richard G. Hickson	2008	$726,716	---	$662,596	$25,240	$381,453	$345,701	$72,904	$2,214,610
Chairman, President and CEO,	2007	$710,862	---	$659,832	$93,699	$440,971	$556,375	$73,126	$2,534,865
Trustmark Corporation; Chairman and CEO, Trustmark National Bank	2006	$702,152	---	$375,846	$147,645	$457,568	$363,491	$53,987	$2,100,689
Louis E. Greer (6)	2008	$211,254	---	$86,897	$6,544	$60,222	$108,776	$17,530	$491,223
Treasurer and Principal Financial Officer, Trustmark Corporation; Executive Vice President and Chief Financial Officer, Trustmark National Bank	2007	$185,408	---	$44,435	$11,871	$59,049	$132,431	$17,190	$450,384
Gerard R. Host	2008	$371,315	---	$340,607	$14,022	$167,055	$133,977	$20,200	$1,047,176
President and	2007	$363,204	---	$338,434	$52,054	$194,976	$107,807	$20,033	$1,076,508
Chief Operating Officer, Trustmark National Bank	2006	$358,752	---	$192,551	$82,025	$220,442	$9,786	$16,039	$879,595
Breck W. Tyler (6)	2008	$164,800		$105,424	$8,414	$267,262	$80,707	$14,490	$641,097
Executive Vice President and Mortgage Services Manager, Trustmark National Bank	2007	$161,205		$66,652	$15,259	$256,014	$65,555	$13,950	$578,635
Duane A. Dewey	2008	$300,000	---	$105,424	$28,047	$102,090	$75,460	$20,583	$631,604
Executive Vice President and	2007	$290,788	---	$66,652	$50,803	$128,839	$59,265	$19,777	$616,124
Corporate Banking Manager, Trustmark National Bank	2006	$272,148	---	$26,545	$62,667	$126,280	$40,950	$15,848	$544,438

(1)	The amounts in this column do not reflect compensation actually received by the NEOs during 2008, 2007 or 2006. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123(R) for stock awards pursuant to Trustmark’s stock and incentive compensation plans, and relate to awards granted in prior years. These awards include performance-based restricted stock awards that will vest only if the related performance measures are achieved. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2008, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(2)	The amounts in this column do not reflect compensation actually received by the NEOs during 2008, 2007 or 2006. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123(R) for option awards pursuant to Trustmark’s stock and incentive compensation plans, and include amounts from awards granted in prior years. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2008, in Trustmark’s Annual Report on Form
10-K filed with the Securities and Exchange Commission on February 26, 2009.
(3)	Annual cash bonuses earned under Trustmark’s management incentive plan are reported in this table as “Non-Equity Incentive Plan Compensation.” See footnote (1) to the Grants of Plan-Based Awards for 2008 table on page 25. Non-equity incentive compensation for Mr. Tyler also includes quarterly mortgage department production incentives totaling $215,218. As noted above, to the extent required by the ARRA, payments of these cash bonuses for 2008 may be withheld, modified or made in shares of restricted stock consistent with the terms of the ARRA.
(4)	The amounts in this column reflect the increase in actuarial present value of the NEO’s accumulated benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the NEO may not currently be entitled to receive because such amounts are not yet vested.
(5)	See the following table for details of all other compensation for 2008.
(6)	Messrs. Greer and Tyler were not NEOs in 2006; therefore, their 2006 compensation information is not disclosed.
(7)	The 2007 amount for Mr. Greer has been restated to reflect a 401(k) true-up transaction, which occurred subsequent to December 31, 2007.

All Other Compensation for 2008
     The detail of all other compensation for 2008 is included in the following table:

								Company-
								Paid Life
	Airplane	Auto	Moving	Tax Gross-Ups	Club	Earned	401(k)	Insurance
	Allowance	Allowance	Expense	Reimbursements	Dues	Vacation	Match	Premiums	Total
Name	($)(1)	($)	($)	($)	($)	($)	($)	($)	($)

Richard G. Hickson	$52,834	---	---	---	$4,290	---	$13,800	$1,980	$72,904
Louis E. Greer	---	---	---	---	$3,040	---	$13,800	$690	$17,530
Gerard R. Host	---	---	---	---	$5,710	---	$13,800	$690	$20,200
Breck W. Tyler	---	---	---	---	---	---	$13,800	$690	$14,490
Duane A. Dewey	---	---	---	---	$6,093	---	$13,800	$690	$20,583

(1)	The aggregate incremental cost of Mr. Hickson’s personal use of the corporate airplane is determined on a per flight basis and includes the cost of actual fuel used, the cost of on-board catering, the hourly cost of airplane maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, universal weather monitoring costs, if applicable, crew expenses and other variable costs specifically incurred.
Grants of Plan-Based Awards for 2008
     The following table summarizes certain information with respect to incentive-based cash bonuses and performance- and time-based restricted stock awards granted to the NEOs during or for the year ended December 31, 2008, under Trustmark’s annual management incentive plan (cash) and 2005 Incentive Plan (restricted stock) and reflects the amounts that could be earned or received under such awards:

		Estimated Possible Payouts			Estimated Possible Payouts			All Other	All Other
		Under Non-Equity Incentive			Under Equity Incentive			Stock	Option
		Plan Awards (1)			Plan Awards (2)			Awards:	Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock
	Equity							Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)	($/Sh)	($)(4)

Richard G. Hickson	1/22/2008	$381,526	$508,701	$726,716	3,068	17,530	35,060	---	---	---	$522,953
	1/22/2008	---	---	---	---	---	---	8,634	---	---	$181,141
Louis E. Greer	1/22/2008	$56,438	$75,250	$112,875	526	3,005	6,010	---	---	---	$89,696
	1/22/2008	---	---	---	---	---	---	1,480	---	---	$31,050
Gerard R. Host	1/22/2008	$167,092	$222,789	$334,184	1,578	9,015	18,030	---	---	---	$269,089
	1/22/2008	---	---	---	---	---	---	4,441	---	---	$93,172
Breck W. Tyler	1/22/2008	$30,900	$41,200	$61,800	526	3,005	6,010	---	---	---	$89,696
	1/22/2008	---	---	---	---	---	---	1,480	---	---	$31,050
Duane A. Dewey	1/22/2008	$101,250	$135,000	$202,500	526	3,005	6,010	---	---	---	$89,696
	1/22/2008	---	---	---	---	---	---	1,480	---	---	$31,050

(1)	The amounts shown in these columns reflect the minimum possible payment level (threshold) under the awards, which was 75% of the target amount shown, the target payment under the awards and the maximum possible payment under the awards, which was 150% of the target, except for Mr. Hickson, whose maximum cannot exceed his base salary. All of these amounts are percentages of the individual’s 2008 base salary as of March 1, 2008. The actual amount of the award earned by the CEO was recommended by the Committee and approved by the Board on January 27, 2009. The actual amount of the awards earned by the other NEOs were recommended by the Committee and approved by the Bank Board on March 10, 2009. All amounts were paid on March 13, 2009, and are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 24. As discussed under “Annual Cash Bonuses” on page 17, the bonus amount paid to each of the NEOs for 2008 was adjusted slightly to permit a bonus payout under the plan.
(2)	Reflects the number of performance-based restricted shares granted on January 22, 2008. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to a defined peer group. The performance period began January 1, 2008, and continues through December 31, 2010. In the event of the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock (excess shares) will be issued to the NEO if he remains employed for the entire performance period. The number of excess shares issued will equal the number of shares awarded initially to the executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2 1/2 months of 2011 and will vest on December 31, 2013, if the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any performance-based restricted shares, as well as any excess shares issued, are accumulated and will be paid only when and to the extent the shares vest.
(3)	Reflects the number of time-based restricted shares granted on January 22, 2008. The awards vest on December 31, 2010, if the executive remains employed through such date. In the event of the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, partial time-weighted vesting occurs through the end of the month in which the accelerated vesting event occurred. Dividends on any time-based restricted shares will be accumulated and will be paid only when and to the extent the shares vest.
(4)	The amounts in this column reflect the grant date fair value of $29.85 per share for the performance-based restricted shares and potential excess shares that may be awarded in the future, computed in accordance with FAS 123(R), and the grant date fair value of $20.98 per share for the time-based restricted stock computed in accordance with FAS 123(R).

Outstanding Equity Awards at 2008 Fiscal Year-End (Option Awards)
     The following table includes certain information with respect to all unexercised options held by NEOs at December 31, 2008:

		Option Awards
				Equity Incentive
				Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying	Option
		Unexercised	Unexercised	Unexercised	Exercise	Option
	Grant Date	Options	Options	Unearned Options	Price	Expiration
Name	(1)	(#) Exercisable	(#) Unexercisable	(#)	($)	Date

Richard G. Hickson	5/11/1999	42,000	---	---	$22.78	5/11/2009
	5/9/2000	46,500	---	---	$18.06	5/9/2010
	5/8/2001	49,000	---	---	$21.68	5/8/2011
	4/9/2002	45,000	---	---	$25.46	4/9/2012
	4/15/2003	45,000	---	---	$24.09	4/15/2013
	4/20/2004	45,000	---	---	$27.30	4/20/2014
		272,500	---
Louis E. Greer	5/9/2000	5,000	---	---	$18.06	5/9/2010
	5/8/2001	5,000	---	---	$21.68	5/8/2011
	4/9/2002	4,500	---	---	$25.46	4/9/2012
	4/15/2003	3,500	---	---	$24.09	4/15/2013
	4/20/2004	3,500	---	---	$27.30	4/20/2014
	5/10/2005	2,100	1,400	---	$28.28	5/10/2012
		23,600	1,400
Gerard R. Host	5/11/1999	12,111	---	---	$22.78	5/11/2009
	5/9/2000	18,500	---	---	$18.06	5/9/2010
	5/8/2001	19,500	---	---	$21.68	5/8/2011
	4/9/2002	17,000	---	---	$25.46	4/9/2012
	4/15/2003	25,000	---	---	$24.09	4/15/2013
	4/20/2004	25,000	---	---	$27.30	4/20/2014
		117,111	---
Breck W. Tyler	5/11/1999	2,000	---	---	$22.78	5/11/2009
	5/9/2000	2,500	---	---	$18.06	5/9/2010
	5/8/2001	5,000	---	---	$21.68	5/8/2011
	4/9/2002	4,500	---	---	$25.46	4/9/2012
	4/15/2003	4,500	---	---	$24.09	4/15/2013
	4/20/2004	4,500	---	---	$27.30	4/20/2014
	5/10/2005	2,700	1,800	---	$28.28	5/10/2012
		25,700	1,800
Duane A. Dewey	8/25/2003	10,000	---	---	$26.52	8/25/2013
	4/20/2004	15,000	---	---	$27.30	4/20/2014
	5/10/2005	9,000	6,000	---	$28.28	5/10/2012
		34,000	6,000

(1)	Stock options granted May 10, 2005, under the 2005 Incentive Plan, become exercisable in five equal installments on the annual anniversary of the grant date. Stock options granted prior to 2005 under the 1997 Long-Term Incentive Plan became exercisable in four equal installments on each annual anniversary of the grant date, with the exception of the following, which vest on the fourth anniversary of the grant date: with respect to the stock options granted on May 11, 1999, to Mr. Hickson – 4,389 shares; with respect to the stock options granted on May 9, 2000, to Mr. Host – 5,536 shares; with respect to the stock options granted on May 8, 2001, to Messrs. Hickson and Host – 4,612 and 4,612 shares, respectively; with respect to the stock options granted on April 9, 2002, to Messrs. Hickson and Host – 3,928 and 3,928 shares, respectively; with respect to the stock options granted on April 15, 2003, to Messrs. Hickson and Host – 4,151 and 4,151 shares, respectively.

Outstanding Equity Awards at 2008 Fiscal Year-End (Stock Awards)
     The following table includes certain information with respect to all unvested performance-based and time-based restricted stock awards held by NEOs at December 31, 2008. All awards in the table below were granted under the 2005 Incentive Plan.

		Stock Awards
					Equity Incentive
				Equity Incentive	Plan Awards:
				Plan Awards:	Market or Payout
		Number of	Market Value of	Number of	Value of Unearned
		Shares or Units of	Shares or Units of	Unearned Shares, Units	Shares, Units or Other
		Stock That Have	Stock That Have	or Other Rights That	Rights That Have Not
		Not Vested	Not Vested	Have Not Vested	Vested
Name	Grant Date	(#)(1)(2)	($)(3)	(#)(4)(5)(6)	($)(3)

Richard G. Hickson	5/10/2005	13,938	$300,921	---	---
	2/1/2006	---	---	29,313	$632,868
	1/16/2007	---	---	35,000	$755,650
	1/22/2008	---	---	35,060	$756,945
	1/22/2008	8,634	$186,408	---	---
		22,572	$487,329	99,373	$2,145,463
Louis E. Greer	2/1/2006	---	---	1,675	$36,163
	1/16/2007	---	---	6,000	$129,540
	1/22/2008	---	---	6,010	$129,756
	1/22/2008	1,480	$31,953	---	---
		1,480	$31,953	13,685	$295,459
Gerard R. Host	5/10/2005	7,122	$153,764	---	---
	2/1/2006	---	---	15,075	$325,469
	1/16/2007	---	---	18,000	$388,620
	1/22/2008	---	---	18,030	$389,268
	1/22/2008	4,441	$95,881	---	---
		11,563	$249,645	51,105	$1,103,357
Breck W. Tyler	2/1/2006	---	---	5,025	$108,490
	1/16/2007	---	---	6,000	$129,540
	1/22/2008	---	---	6,010	$129,756
	1/22/2008	1,480	$31,953	---	---
		1,480	$31,953	17,035	$367,786
Duane A. Dewey	2/1/2006	---	---	5,025	$108,490
	1/16/2007	---	---	6,000	$129,540
	1/22/2008	---	---	6,010	$129,756
	1/22/2008	1,480	$31,953	---	---
		1,480	$31,953	17,035	$367,786

(1)	For stock granted January 22, 2008, this column reflects time-based restricted stock granted. These awards vest 100% at the end of 36 months, provided the executive is still actively employed. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will be paid only when and to the extent the shares vest.
(2)	For the May 10, 2005, grant date, this column reflects the number of excess shares that were issued on February 20, 2008, in connection with the greater than 100% vesting of the performance-based restricted stock award granted on May 10, 2005. These time-based restricted shares will vest on the earlier of the date of the 2010 Annual Meeting of Shareholders or May 31, 2010, provided the awardee remains employed through the end of the period of restriction. Accelerated vesting of these shares may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on these shares are accumulated and will be paid only when and to the extent the shares vest.
(3)	The market value of shares that have not vested is the number of reported shares multiplied by the closing market price of Trustmark’s common stock on December 31, 2008, which was $21.59 per share.
(4)	For restricted stock granted February 1, 2006, this column reflects the number of performance-based restricted shares that vested and excess shares that were issued under the award on February 18, 2009. The awards vested based on achievement of ROAE targets, with vesting up to and including 100% based on ROAE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2006, through December 31, 2008, performance period. Because a greater than 100% vesting level with respect to the ROAE and TSR targets was achieved in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock (excess shares) was issued on February 18, 2009. These excess shares will vest on December 31, 2011, provided the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on the initial performance-based restricted stock awards were accumulated and were paid when the initial performance-based restricted stock vested. Dividends on the excess shares issued are being accumulated and will vest and be paid only when and to the extent the excess shares vest.
(5)	For restricted stock granted January 16, 2007, this column reflects the maximum number of performance-based restricted shares and excess shares granted, based on the currently anticipated performance vesting under the award. The awards vest based on achievement of ROATE targets, with the vesting up to and including 100% based on ROATE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2007, through December 31, 2009, performance period, provided the executive remains employed through the end of the performance period. Partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause or termination by the employee for good reason or a change in control. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, then an additional award of time-based restricted stock (excess shares) will be issued in the first 2 1/2 months after the end of the performance period equal to the number of shares awarded initially to that executive multiplied by the vesting exceeding 100%. Any such awarded excess shares will vest on December 31, 2012, provided the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause or termination by the executive for good reason or a change in control. Dividends on the initial performance-based restricted shares are accumulated and will vest and be paid only when and to the extent the initial performance-based restricted shares vest. Dividends on any excess shares issued will be accumulated and will vest and be paid only when and to the extent the excess shares vest.
(6)	For stock granted January 22, 2008, this column reflects the maximum number of performance-based restricted shares and excess shares granted, based on the currently anticipated performance vesting under the award. See footnote (2) to the Grants of Plan-Based Awards for 2008 table on page 25 for discussion of the vesting schedule of these awards of performance-based restricted shares and potential excess shares.
Option Exercises and Stock Vested for 2008
     None of the NEOs exercised stock options during 2008. The following table provides information regarding restricted stock awards that vested during 2008 for each of the NEOs:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)

Richard G. Hickson	---	---	17,423	$365,883
Louis E. Greer	---	---	---	---
Gerard R. Host	---	---	8,902	$186,942
Breck W. Tyler	---	---	---	---
Duane A. Dewey	---	---	---	---

(1)	Represents 100% of the original number of performance-based restricted shares granted on May 10, 2005. The details of the excess shares issued on February 20, 2008, related to this grant are discussed in footnote (2) of the Outstanding Equity Awards at 2008 Fiscal Year-End table on page 27.
Pension Benefits for 2008
     The following table shows the present value at December 31, 2008, of accumulated benefits payable to each NEO, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 13 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2008, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009:

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)(3)	($)

Richard G. Hickson (4)	Trustmark Capital Accumulation Plan	12	$255,806	---
	Executive Deferral Plan	11	$3,159,050	---
Louis E. Greer	Trustmark Capital Accumulation Plan	22	$153,777	---
	Executive Deferral Plan	10	$427,872	---
Gerard R. Host	Trustmark Capital Accumulation Plan	25	$226,128	---
	Executive Deferral Plan	16	$855,743	---
Breck W. Tyler	Trustmark Capital Accumulation Plan	19	$137,353	---
	Executive Deferral Plan	8	$269,491	---
Duane A. Dewey	Trustmark Capital Accumulation Plan	5	$36,025	---
	Executive Deferral Plan	5	$224,576	---

(1)	Actual years of service as a Trustmark associate for each NEO is as follows: Hickson – 11, Greer – 21, Host – 24, Dewey – 5, Tyler – 18. For purposes of the Executive Deferral Plan, NEOs receive one year of credited service for every 12 months of employment with Trustmark. For purposes of calculating years of credited service for the Trustmark Capital Accumulation Plan, NEOs receive one year of credited service for every calendar year in which they worked 1,000 hours. Therefore, number of years of credited service as an associate and years of credited service for the Trustmark Capital Accumulation Plan may differ. Also, since the date of entry into the Executive Deferral Plan could be subsequent to the date of entry into the Trustmark Capital Accumulation Plan, the number of years of credited service for each plan may be different depending on each respective date of entry.
(2)	Includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested.
(3)	The present value of accumulated benefit is based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2008.
(4)	If Mr. Hickson were to elect early retirement, effective December 31, 2008, he would be eligible, under the provisions of the Trustmark Capital Accumulation Plan, to receive a lifetime annuity in the amount of $23,577 annually or lump sum distribution of $291,749.

Trustmark Capital Accumulation Plan
     Trustmark maintains a non-contributory pension plan for associates who are twenty-one years of age or older and who have completed one year of service with a prescribed number of hours of credited service and who were last hired prior to January 1, 2007. Benefits payable under the plan are based on a pension equity formula that takes into account the participant’s compensation averaged over the highest consecutive five-year period out of the most recent seven-year period, the number of years of credited service and the age when each year of credited service is earned. Effective January 1, 2007, the annual benefit accrual rate for each future year of service was reduced by 50% to control the costs associated with the plan. Compensation consists of W-2 taxable income adjusted for associate contributions to Trustmark’s 401(k) plan, qualified transportation fringe benefits and cafeteria plans. Compensation does not include group term life insurance, automobile allowance, moving expenses, severance pay or income from stock options after 2002. After 2003, compensation also excludes all incentive compensation, bonuses and commissions, with exceptions for associates whose pay is 100% commission-based. For 2008, the maximum benefit allowable by the Internal Revenue Service was $185,000, and the maximum covered compensation was $230,000. The table above assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2008, and thereafter. Amounts payable pursuant to the plan are not subject to reduction for social security benefits. Trustmark stopped admitting new members to the plan in January 2007.
Executive Deferral Plan
     Trustmark provides the NEOs with a non-qualified defined benefit plan, which provides a supplemental retirement benefit to NEOs selected for plan participation by the Human Resources Committee. The retirement benefit is payable for life, but not less than 10 years, and normally commences at normal retirement age (65). Benefits payable pursuant to the plan are not subject to deduction for social security benefits.
     The plan provides retirement and death benefits based upon a retirement benefit amount for each participant established by the Human Resources Committee. The retirement benefit amount is based on the NEO’s level of responsibilities and, in part, on his specified covered salary.
     The following table sets forth, as to each NEO, retirement benefits currently anticipated to be paid at normal retirement (the anticipated normal retirement benefit).

Name	Annual Benefit
Richard G. Hickson	$300,000
Louis E. Greer	$75,000
Gerard R. Host	$150,000
Breck W. Tyler	$75,000
Duane A. Dewey	$100,000
     Normal retirement is considered to be the attainment of age 65. The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. The deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of 10 years. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

Non-Qualified Deferred Compensation for 2008
     Trustmark’s NQDC Plan allows executives to defer pre-tax up to 90% of annual base salary and/or cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income account is credited with investment gains (or losses) based on investment elections from twenty-four investment options. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates. The following table provides information relating to each NEO’s participation in the plan:

	Executive	Trustmark	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Year-End
Name	($)(1)	($)	($)(2)	($)	($)(3)

Richard G. Hickson	$124,529	---	$(986,118)	---	$1,936,140
Louis E. Greer	$10,000	---	$(11,468)	---	$21,542
Gerard R. Host	$192,149	---	$(538,081)	---	$911,133
Breck W. Tyler	$45,000	---	$(163,041)	---	$253,976
Duane A. Dewey	$31,768	---	$(28,785)	---	$137,226

(1)	All amounts are reported as 2008 salary for the NEO in the Summary Compensation Table on page 24.
(2)	The amounts in this column consist of investment losses for fiscal 2008 and do not include any above-market earnings.
(3)	Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2008: Hickson – $1,842,652, Greer – $2,500, Host – $ 1,023,241, Dewey – $105,452, Tyler – $45,000.

Potential Payments Upon Termination or Change in Control
     As discussed above, Trustmark’s executive compensation programs, plans and agreements provide for payments to the NEOs in the event of certain terminations of employment or upon a change in control of Trustmark. Also as discussed above, in connection with Trustmark’s participation in the Capital Purchase Program, each of the NEOs executed an agreement that limits his compensation, including amounts that might be paid under these programs, plans and agreements, during the TARP Period. The ARRA amends the EESA to prohibit any payment to a senior executive officer or any of the next five most highly-compensated employees on account of termination of employment for any reason during the TARP Period. If payments under these programs, plans and agreements are triggered during the TARP Period and while the executive officer is still an NEO, then the NEO will receive the lesser of the amount allowed under EESA, as amended by the ARRA, or the amount provided by the particular program, plan or agreement. The following table describes the potential payments to each NEO that would be triggered by a termination or a change in control of Trustmark, assuming a termination or change in control occurring on December 31, 2008, and outside of the TARP Period. As explained in footnotes (1) and (4) to the table, the EESA, as amended by the ARRA, would prohibit most of these payments to the NEOs if triggered during the TARP Period.
     In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2008, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Trustmark Capital Accumulation Plan, Executive Deferral Plan, NQDC Plan and 401(k) plan and (iii) already vested equity awards.

		Non-CIC	CIC
		Termination by Company	Termination by Company
		Without Cause or for Good	Without Cause or for Good
		Reason under Employment	Reason under Employment
Name	Incremental Compensation and Benefit Payments	Agreement	Agreement

Richard G. Hickson	Severance (1)	---	$1,184,284
	Covenant Payment (1)(2)	$2,368,568	$2,368,568
	Stock Options – Accelerated Vesting (3)(4)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)(5)(6)	$564,696	$564,696
	Executive Deferral Plan (1)(7)(8)	---	---
	Health & Welfare Benefits (1)(9)	---	$342
	Totals	$2,933,264	$4,117,890
Louis E. Greer	Severance (1)	---	---
	Covenant Payment (1)	---	---
	Stock Options – Accelerated Vesting (3)(4)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)(5)(6)	$75,457	$75,457
	Executive Deferral Plan (1)(7)(8)	---	---
	Health & Welfare Benefits (1)	---	---
	Totals	$75,457	$75,457
Gerard R. Host	Severance (1)	---	$591,757
	Covenant Payment (1)(2)	$591,757	$355,293
	Stock Options – Accelerated Vesting (3)(4)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)(5)(6)	$290,005	$290,005
	Executive Deferral Plan (1)(7)(8)	---	---
	Health & Welfare Benefits (1)(10)	---	$7,938
	Totals	$881,762	$1,244,993
Breck W. Tyler	Severance (1)	---	---
	Covenant Payment (1)	---	---
	Stock Options – Accelerated Vesting (3)(4)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)(5)(6)	$75,457	$75,457
	Executive Deferral Plan (1)(7)(8)	---	$67,373
	Health & Welfare Benefits (1)	---	---
	Totals	$75,457	$142,830
Duane A. Dewey	Severance (1)	---	---
	Covenant Payment (1)	---	---
	Stock Options – Accelerated Vesting (3)(4)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)(5)(6)	$75,457	$75,457
	Executive Deferral Plan (1)(7)(8)	---	$224,576
	Health & Welfare Benefits (1)	---	---
	Totals	$75,457	$300,033

(1)	Under the executive compensation limitations of the EESA, as amended by the ARRA, each NEO is prohibited from receiving any “golden parachute payment” during the TARP Period for departure from Trustmark for any reason, except for payments for services performed or benefits accrued. Any payments under the NEOs’ applicable employment contracts and the Executive Deferral Plan in connection with a termination for any reason are prohibited during the TARP Period.
(2)	Payments pursuant to the NEO’s employment agreement in consideration of the executive’s covenants relating to confidentiality and two-year non-solicitation and non-competition commitments.
(3)	Under a change in control without termination of employment, the executive is entitled to the accelerated vesting of his unvested stock options, a pro-rata portion, based on actual performance to date, of any unvested performance-based restricted shares and a pro-rata portion of any time-based restricted shares granted in 2008 and all of any issued but unvested restricted stock excess shares. The value of accelerated stock options is based on the spread between the assumed fair market value of $21.59 per share as of December 31, 2008, and the applicable exercise price for each option. All unvested stock options were “under water” (i.e., the exercise price exceeded the fair market value) as of the assumed change in control date and, therefore, no incremental value has been attributed to such options. The value of the restricted stock is also based on the assumed fair market value upon vesting of $21.59 as of December 31, 2008. No other incremental compensation or benefits are payable upon a change in control.
(4)	The EESA, as amended by the ARRA, does not prohibit the accelerated vesting of unvested stock options and restricted stock awards upon change in control without termination. Therefore, the amounts shown in the “CIC” column of this table would not be reduced during the TARP Period.
(5)	For awards granted after 2005, upon retirement at age 65 or older, the executive is entitled to accelerated vesting of a pro-rata portion, based on actual performance to date, of his unvested restricted stock.
(6)	Upon death or disability, the executive is entitled to accelerated vesting of a pro-rata portion, based on actual performance to date, of his unvested restricted stock.
(7)	Upon death, an incremental death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(8)	The incremental Executive Deferral Plan benefit amount is equal to the present value difference between the benefit at normal retirement date and the deferred benefit accrued to date, calculated by adding five years of service, up to a maximum of 10 total years of participation. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the Pension Benefits table using a 6% rate for present value computations. For purposes of this calculation, Mr. Tyler was awarded two additional years of service, and Mr. Dewey was awarded five additional years of service, which resulted in the incremental benefits shown in the table. Messrs. Hickson, Host and Greer were already fully vested as of December 31, 2008, and would not receive any incremental benefit from this provision.
(9)	Mr. Hickson was not covered during 2008 by any Trustmark health and welfare benefit programs; however, he did receive life insurance coverage.
(10)	Mr. Host is entitled to twelve months of continuous health and welfare benefit payments upon a change in control.
Employment Agreements
     Richard G. Hickson. On November 20, 2008, Trustmark entered into an amended and restated Employment Agreement (Agreement) with Mr. Hickson. The primary purpose for entering into the Agreement was to extend Mr. Hickson’s employment term through the date of Trustmark’s 2011 Annual Meeting of Shareholders (currently scheduled for May 10, 2011) and to provide for an orderly executive management transition. The Agreement provides for Mr. Hickson to continue serving as Chairman, President and CEO of Trustmark and Chairman and CEO of the Bank through December 31, 2010. After December 31, 2010, the Agreement provides that Mr. Hickson will serve as an employee-Chairman of both Trustmark and the Bank until the expiration of his Agreement.
     By virtue of the omnibus amendment consented to by Mr. Hickson, payments under the new Agreement are limited in compliance with the Capital Purchase Program.
     The Agreement provides for Mr. Hickson to receive a base salary of not less than $400,000 and to receive bonuses, stock options and other customary benefits. Mr. Hickson’s base salary in effect on December 31, 2010, will continue in 2011, and his annual bonus may not exceed his base salary in any year. Mr. Hickson will not participate in Trustmark’s regular bonus plan for 2011, but may be awarded a bonus for the portion of the year that he is employed, at the discretion of the Committee.
     The Agreement provides for Mr. Hickson to be eligible to receive equity compensation awards through 2009, but that he will not receive equity awards in 2010 or 2011. His 2009 equity compensation award will be twice the amount of the usual annual award, with one-half of the award being performance-based and one-half time-based, and with all earned shares normally vesting if and when Mr. Hickson’s employment continues through the date of Trustmark’s 2011 Annual Meeting of Shareholders. If Mr. Hickson’s employment ceases other than due to termination for Cause (as defined in the Agreement), all of his incentive stock options and non-qualified stock options outstanding on the date of the Agreement will be amended to provide, and all of the stock options granted after the date of the Agreement will provide, that to the extent they are outstanding at the time of Mr. Hickson’s cessation of employment, they will continue to be exercisable for their original term. If Mr. Hickson is terminated for Cause, his rights in his stock options will be governed by the terms of the applicable stock option award agreements. This stock option exercise period extension was not provided in Mr. Hickson’s prior Agreement.
     On any cessation of employment, Mr. Hickson will be entitled to earned but unpaid salary and bonus and accrued vacation.
     If on or before December 31, 2009, Mr. Hickson’s employment is terminated by Trustmark (other than for Cause, death, disability or retirement), or in the event he resigns for Good Reason (as defined in the Agreement), following a change in control and if he timely releases Trustmark from certain claims, Mr. Hickson is entitled to a lump sum payment in an amount equal to the sum of his salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding three years. In consideration of Mr. Hickson’s agreements relating to confidentiality, non-solicitation and non-competition, Trustmark is additionally obligated to pay Mr. Hickson an amount equal to two times the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, payable in a lump sum if he terminates within two years after a change in control covered by Section 409A of the Internal

Revenue Code or payable at regular pay intervals if he terminates within two years after a non-409A-covered change in control or during the third year after a 409A-covered change in control. Mr. Hickson is entitled to receive customary benefits for twelve months following his termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay Mr. Hickson the after-tax cost of comparable coverage at regular pay intervals for the twelve months when coverage cannot continue to be provided. Any outstanding unvested stock options vest as of the change in control. Finally, Trustmark is obligated to purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000, if he is unable to sell it within four months following his termination. These benefits upon termination following a change in control differ from those provided in Mr. Hickson’s prior Agreement in that the prior Agreement did not limit these benefits to a termination on or before December 31, 2009.
     If, without a change in control or at any time after December 31, 2009, Mr. Hickson is terminated by Trustmark (other than for Cause, death, disability or retirement) or if he resigns for Good Reason, in consideration of his agreements relating to confidentiality, non-solicitation and non-competition and his timely releasing Trustmark from certain claims, Trustmark is obligated to pay Mr. Hickson an amount equal to two times the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, payable for twenty-four months at regular pay intervals. Trustmark must also provide customary benefits for a period of eighteen months following termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay Mr. Hickson the after-tax cost of comparable coverage at regular pay intervals for the eighteen months where coverage cannot continue to be provided. Finally, but only in the case of termination on or before December 31, 2009, Trustmark is required to purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000, if he is unable to sell it within four months following termination. These benefits upon termination without a change in control (or after December 31, 2009) differ from those provided in Mr. Hickson’s prior Agreement in that the prior agreement did not limit Trustmark’s residence purchase obligation to a termination on or before December 31, 2009.
     If Mr. Hickson becomes disabled while employed by Trustmark and if he timely releases Trustmark from certain claims, he is entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target for the year of his disability.
     If Mr. Hickson dies while employed by Trustmark, his spouse or designated beneficiary is entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target for the year of his death.
     If Mr. Hickson is terminated for Cause or if he leaves Trustmark voluntarily, he is not entitled to any payment other than earned but unpaid salary and bonus and accrued vacation.
     Upon expiration of his Agreement in 2011, Mr. Hickson will be provided office space and secretarial support until he reaches age 68 in 2012. Mr. Hickson’s prior Agreement did not provide for this post-retirement benefit.
     Gerard R. Host. Effective October 23, 2007, Trustmark entered into an amended and restated Agreement with Mr. Host in order to make changes required by 409A. Under these agreements, on any cessation of employment, the executive is entitled to earned but unpaid salary and bonus and accrued vacation up to the date of termination. If Mr. Host’s employment is terminated by Trustmark (other than for Cause, death, disability or retirement), or if he resigns for Good Reason, within two years after a change in control of Trustmark and if he timely releases Trustmark from certain claims, he is entitled to a lump sum payment equal to the sum of his base salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding two years. He is also entitled to receive customary benefits for a period of twelve months following termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay him the after-tax cost of comparable coverage at regular pay intervals for the twelve months when coverage cannot continue to be provided. Any outstanding unvested stock options vest as of the change in control. Additionally, in consideration of his covenants relating to confidentiality, non-solicitation and non-competition, Trustmark is obligated to pay him an amount equal to the sum of his salary and the highest annual bonus earned in any of the preceding three years, payable for twelve months at regular pay intervals.
     If, without a change in control, Mr. Host is terminated without Cause or if he resigns for Good Reason, in consideration of the executive’s agreements relating to confidentiality, non-solicitation and non-competition and his timely releasing Trustmark from certain claims, Trustmark is obligated to pay him an amount equal to the sum of his salary and the highest annual bonus earned in any of the preceding three years, payable for twelve months at regular pay intervals.
     If Mr. Host is terminated for Cause, dies, becomes disabled or leaves Trustmark voluntarily, he is not entitled to any payment other than earned but unpaid salary and bonus and accrued vacation.
     Definitions. For purposes of these agreements, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order or (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate.
     “Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent or (iv) in the case of Mr. Hickson, his not being named as the CEO of any successor by merger to Trustmark. In the case of Mr. Hickson’s agreement, any good faith determination of “Good Reason” made by him shall be conclusive.
     “Change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of Trustmark’s Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies or (iv) during any two year period, a more than one-third change in Trustmark’s Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii) and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.
     Capital Purchase Program Limitations. In light of the recent enactment of the ARRA, the Committee is still determining the additional changes that may be required to comply with the executive compensation provisions applicable to Capital Purchase Program participants, including these employment agreements. The ARRA directs the Treasury to issue regulations implementing the new legislation, and the Committee expects that this additional guidance will help it determine what additional changes may be necessary with respect to 2009 executive compensation.
Human Resources Committee Report
     The Human Resources Committee certifies that it has reviewed with its senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of Trustmark. The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

Daniel A. Grafton – Chairman	Reuben V. Anderson
C. Gerald Garnett	R. Michael Summerford
Human Resources Committee Interlocks and Insider Participation
     The following directors served on Trustmark’s Human Resources Committee during 2008: Daniel A. Grafton (Chairman), Reuben V. Anderson, William C. Deviney, Jr., C. Gerald Garnett and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the following section.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
     The ARRA includes a provision requiring that Capital Purchase Program participants such as Trustmark, during the period in which any obligation arising from the assistance provided under the Capital Purchase Program remains outstanding, permit a separate shareholder vote at an annual meeting of shareholders to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. Because this vote is advisory, it will not be binding upon the Board, overrule any decision made by the Board or create or imply any additional fiduciary duty by the Board. The Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.
     Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve the compensation of Trustmark’s executives and compensation practices and policies as described above in this proxy statement under the heading “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” and the tabular disclosure of NEO compensation and the related material.
     Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly qualified executives critical to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “for” the proposal.
     The Board recommends that shareholders vote “for” advisory approval of Trustmark’s executive compensation.

RELATED PARTY TRANSACTIONS
     The Bank made a payment of approximately $275,000 in 2008 to Bloomfield Equities, LLC for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC is owned indirectly by retiring director William G. Yates, Jr., director-nominee William G. Yates III and their family. The dollar value of Mr. Yates, Jr.’s interest in the transaction was approximately $16,500.83, and the dollar value of Mr. Yates III’s interest in the transaction was approximately $81,751. The collective dollar value of this transaction to the Yates family was approximately $247,500. The Bank expects to make a payment of $275,000 in 2009 to Bloomfield Equities, LLC for the naming rights to Trustmark Park. The specific dollar values of Mr. Yates, Jr.’s and Mr. Yates III’s interests in the 2009 transaction are not known at this time.
     The Bank also made loans to directors, executive officers, principal shareholders and their related interests in 2008 and continues to do so in 2009. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.
     Trustmark’s Audit and Finance Committee has adopted and manages a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The policy generally provides that Trustmark may enter into a related party transaction only if the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Human Resources Committee. A Related Party is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii) or (iv) any firm, corporation or other entity in which anyone listed in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
     In the event management determines to recommend a related party transaction to the Audit and Finance Committee, the Committee reviews and either approves or disapproves such transaction. At subsequent Committee meetings, as necessary, management updates the Committee as to any material change to a proposed or approved related party transaction. The Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of Trustmark and its shareholders, as the Committee determines in good faith. The Committee considered and pre-approved the 2008 payment to Bloomfield Equities, LLC and, therefore, to Mr. William G. Yates, Jr. The Committee also considered and pre-approved the 2009 payment to Bloomfield Equities, LLC and, therefore, to Messrs. William G. Yates, Jr. and William G. Yates III.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Board, based on the recommendation of the Audit and Finance Committee, has engaged KPMG as Trustmark’s independent auditors since April 29, 2002, and has reaffirmed KPMG’s engagement as the independent auditors for the fiscal year ending December 31, 2009. The Board recommends that shareholders vote in favor of ratifying the selection of KPMG. If shareholders do not ratify the selection of KPMG, the Audit and Finance Committee will consider a change in independent auditors for the next year.
     Representatives of KPMG are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.
     The Board recommends that shareholders vote “for” ratification of the selection of KPMG as Trustmark’s independent auditors.

AUDIT AND FINANCE COMMITTEE REPORT
     Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held five meetings during 2008. The Committee reviewed and discussed with management and KPMG the consolidated audited financial statements as of and for the three years ended December 31, 2008. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and discussed the independence of KPMG. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2008.
     None of the following members of Trustmark’s Audit and Finance Committee serve on the audit committee of another company, and all are independent directors as defined by NASDAQ Marketplace Rules:

R. Michael Summerford – Chairman	David H. Hoster II
Richard H. Puckett	Kenneth W. Williams
     The Board has determined that R. Michael Summerford qualifies as a financial expert pursuant to requirements of the Securities and Exchange Commission (SEC).
Accounting Fees
     The following list presents the fees for professional audit services rendered by KPMG for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2008, and December 31, 2007, and fees billed for other services rendered by KPMG during those periods. All services reflected below for 2008 and 2007 were pre-approved in accordance with the policy of the Audit and Finance Committee. Information related to audit fees for 2008 includes amounts billed through December 31, 2008, and additional amounts estimated to be billed for the 2008 period for audit services rendered.
(1)	Audit Fees – Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, review of internal controls, review of the interim consolidated financial statements included in quarterly reports and services provided by KPMG in connection with statutory and regulatory filings. Audit fees for 2008 and 2007 were $678,170 and $667,200, respectively.
(2)	Audit-Related Fees – Audit-related fees include fees for professional services in connection with audits of benefit plans and acquisition consultation. KPMG did not provide audit services for acquisition consultation or Trustmark’s benefit plans in 2008. Audit-related fees for 2007 were $25,000.
(3)	Tax Fees – Tax fees include fees for professional services rendered in connection with tax compliance. KPMG did not provide any tax services during 2008 or 2007.
(4)	All Other Fees – KPMG did not bill Trustmark for other services during 2008 or 2007.
Pre-Approval Policy
     The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditors, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditors. Any additional services or fees in excess of the approved amount require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, as prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

PROPOSALS OF SHAREHOLDERS
     Shareholders may submit proposals to be considered at the 2010 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the SEC. Any shareholder intending to propose a matter for consideration at Trustmark’s 2010 Annual Meeting of Shareholders must submit such proposal in writing to the Secretary of Trustmark no later than February 17, 2010; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2010 Annual Meeting of Shareholders, the proposal must be in proper form and submitted to the Secretary no later than December 4, 2009. In addition, the proxy solicited by the Board for the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by February 17, 2010.

AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, May 12, 2009:
     This proxy statement, a form of the proxy card and Trustmark’s 2008 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

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If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Shareholders may use any touch-tone telephone to transmit their voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. To vote by telephone, have the proxy card in hand, call the toll-free number above, and follow the instructions given.
VOTE BY MAIL
Shareholders should mark, sign, and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TRUST1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUSTMARK CORPORATION
Items of Business
1.	Election of Directors - To elect a board of twelve directors to hold office for the ensuing year or until their successors are elected and qualified.

Nominees:

01) Adolphus B. Baker	07) John M. McCullouch
02) Fred E. Carl, Jr.	08) Richard H. Puckett
03) William C. Deviney, Jr.	09) R. Michael Summerford
04) Daniel A. Grafton	10) LeRoy G. Walker, Jr.
05) Richard G. Hickson	11) Kenneth W. Williams
06) David H. Hoster II	12) William G. Yates III

For	Withhold	For All
All	All	Except

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To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	Advisory Vote on Executive Compensation - To provide advisory approval of Trustmark’s executive compensation.

3.	Ratification of Selection of Independent Auditors - To ratify the selection of KMPG LLP as Trustmark’s independent auditors for the fiscal year ending December 31, 2009.

4.	To transact such other business as may properly come before the meeting.

For	Against	Abstain

☐	☐	☐

☐	☐	☐

Instruction for Cumulative Voting for Directors: To cumulate votes for directors, do NOT mark “For All”, “Withhold All” or “For All Except” above, but check this box and specify the method of cumulative voting on the back of this card in the section called “Cumulative Voting Instructions/Comments” by writing the number of shares of Common Stock to be voted for the individual nominee(s) and the number(s) of the nominee(s). Cumulative voting can only be processed by using the proxy card method of voting.
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Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.trustmark.com under Investor
Relations/Annual Meeting of Shareholders.

TRUSTMARK CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 12, 2009
     The shareholder(s) hereby appoint(s) Kenneth W. Williams and R. Michael Summerford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi, on Tuesday, May 12, 2009, at 10:00 a.m., Central Time.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” ADVISORY APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, AND “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
OR YOU MAY VOTE BY INTERNET OR TELEPHONE (SEE REVERSE SIDE FOR MORE INFORMATION).

Cumulative Voting Instructions/Comments:

(If you noted any Cumulative Voting Instructions/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE